UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. ___)

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Pactiv Evergreen Inc.
(Name of Registrant as Specified in its Charter)

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April 29, 2021

Dear Shareholders:

I want to cordially invite you to attend the 2021 Annual Meeting of Shareholders of Pactiv Evergreen Inc. at www.virtualshareholdermeeting.com/PTVE2021 on June 15, 2021 at 2:00 p.m. Central Daylight Time. In light of ongoing developments related to the COVID-19 pandemic and after careful consideration, we will be holding this year’s meeting virtually, via live webcast.

The matters expected to be acted upon at the Annual Meeting are described in the accompanying Notice of Annual Meeting of Shareholders and this Proxy Statement.

Your vote is important. Please cast your vote as soon as possible over the Internet, by telephone, or by completing and returning your Proxy Card in the postage-prepaid envelope so that your shares are represented. Your vote will mean that you are represented at the Annual Meeting regardless of whether or not you attend. Returning the proxy does not deprive you of your right to attend the virtual Annual Meeting and to vote your shares then. We will begin mailing the Notice of Internet Availability to our shareholders of record as of April 23, 2021 (the “Record Date”) for the first time on or about April 29, 2021.

Sincerely,

Michael King

Chief Executive Officer

Pactiv Evergreen Inc.

Pactiv Evergreen Inc.
1900 West Field Court, Lake Forest, Illinois 60045

NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS
To Be Held On June 15, 2021

To Our Shareholders:

You are cordially invited to attend the 2021 Annual Meeting of Shareholders (the “Annual Meeting”) of Pactiv Evergreen Inc. (“Pactiv Evergreen,” “we,” “us,” “our,” or the “Company”), to be held in virtual meeting format only at 2:00 p.m. Central Daylight Time, Tuesday, June 15, 2021, for the following purposes:

1.	to elect the six nominees named in the accompanying Proxy Statement to the Board of Directors, each to serve a one-year term expiring at the earlier of the next Annual Meeting or until his or her successor is duly elected and qualified;

2.	to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;

3.	to approve a non-binding advisory resolution approving the compensation of the named executive officers;

4.	to select, on a non-binding and advisory basis, the frequency of future advisory shareholder votes on the compensation of named executive officers; and

5.	to transact any other business that may properly be brought before the Annual Meeting or any adjournments or postponements thereof.

To join the meeting webcast, go to www.virtualshareholdermeeting.com/PTVE2021. The meeting webcast will begin promptly at 2:00 p.m. Central Daylight Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 1:45 p.m. Central Daylight Time, and you should allow ample time for the check-in procedures. If you experience technical difficulties during the check-in process or during the meeting, please consult the information regarding technical assistance available at www.virtualshareholdermeeting.com/PTVE2021.

As of the date of this notice, we have not received notice of any matters, other than those set forth above, that may properly be presented at the Annual Meeting. If any other matters are properly presented for consideration at the meeting, the persons named as proxies on the Proxy Card, or their duly constituted substitutes, will be deemed authorized to receive notice on behalf of, to vote the shares represented by proxy, or to otherwise act on, those matters in accordance with their business judgment.

Our Board of Directors (the “Board”) has fixed the close of business on April 23, 2021 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting. As permitted by rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are furnishing our Proxy Statement, Annual Report on Form 10-K for the year ended December 31, 2020 (the “2020 Annual Report” or “Annual Report”), and Proxy Card over the internet to our shareholders. This means that our shareholders will receive only a notice containing instructions on how to access the proxy materials over the internet. If you would like to receive a paper copy of the proxy materials, the notice contains instructions on how you can request copies of these documents. On or about April 29, 2021, we will commence mailing a notice to shareholders containing instructions on how to access the Proxy Statement, including the accompanying notice and form of proxy and the 2020 Annual Report and information on how to vote.

Your vote is very important to us. Please read the Proxy Statement and then, regardless of whether you are able to attend the Annual Meeting, vote your shares as promptly as possible. Please note that in the absence of specific instructions as to how to vote, brokers may not vote your shares on the election of directors, the non-binding proposal to approve the compensation of the named executive officers or the frequency of future advisory shareholder votes on the compensation of named executive officers. You may revoke your proxy and change your vote by entering new instructions on either the telephone or internet voting system before 11:59 p.m. Eastern Daylight Time on June 14, 2021, by submitting a proxy with a later date before the polls close at the Annual Meeting, by delivering a written revocation to our Corporate Secretary such that it is received before the polls close at the Annual Meeting, or by voting your shares at the virtual Annual Meeting. Please note that voting in advance in any of the ways described will not prevent you from attending the Annual Meeting should you choose to do so. Even if you cannot attend the Annual Meeting, please vote your shares as promptly as possible.

By order of the Board of Directors,

Steven R. Karl

Corporate Secretary

April 29, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 15, 2021

Our Proxy Statement, including the accompanying notice and form of proxy and our 2020 Annual Report, are available online at www.proxyvote.com. The Notice of Annual Meeting of Shareholders to be held on June 15, 2021, the accompanying Proxy Statement and the Company’s 2020 Annual Report on Form 10-K are available, free of charge, at www.proxyvote.com.

The Notice contains instructions on how to access our proxy materials and vote over the internet at www.proxyvote.com and how shareholders can receive a paper copy of our proxy materials, including the accompanying Proxy Statement, a Proxy Card or voting instruction card and our fiscal year 2020 Annual Report on Form 10-K. Shareholders can also request to receive future proxy materials in printed form by contacting our Investor Relations Department by mail at Pactiv Evergreen Inc., 1900 West Field Court, Lake Forest, Illinois 60045, Attention: Dhaval Patel, Senior Vice President, Investor Relations & Strategy, or electronically by email at corpsec@pactivevergreen.com.

table of contents

Page

Corporate Governance	1
Board Composition	1
Corporate Governance Guidelines	1
Board Standards of Independence	1
Board Meetings and Attendance at Annual Meeting of Shareholders	1
Board Leadership Structure	2
Board Diversity and Attributes	2
The Board’s Role in Risk Oversight	2
Board Committees	3
Director Nomination Considerations	5
Code of Business Conduct and Ethics	5
Hedging and Pledging Policy	5
Environmental, Social and Governance Matters	5
Communications with the Board	6
Stockholders Agreement	7
Beneficial Ownership of Common Stock	8
PROPOSAL 1 ELECTION OF DIRECTORS	9
Background	9
Nominees for Election as Directors	9
Director Compensation	11
Affiliated Directors	11
Non-Affiliated Directors	11
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	13
Background	13
Principal Accountant Fees	13
Pre-Approval Policy	14
Audit Committee Report	15
PROPOSAL 3 NON-BINDING PROPOSAL TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS	16
PROPOSAL 4 ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION	17
Executive Officers	18
Compensation Discussion and Analysis	19
Introduction	19
Our Compensation Objectives and Philosophy	19
Risk Assessment of Compensation Programs	20
Executive Compensation Process	20
Elements of Compensation	21
Base Salary	22
Short-Term Incentive Compensation	22
Long-Term Incentive Compensation	23
Other Compensation—Retirement and Welfare Benefits	24
Executive Benefits and Perquisites	24
Incentive Plan	25
Executive Retention and Transaction Bonus Agreements	25
Employment Agreements	26
Separation Agreements	27
Tax and Accounting Implications	28
2020 Summary Compensation Table	28

i

2020 Grants of Plan-Based Awards	32
Outstanding Equity Awards at Fiscal Year End	32
2020 Pension Benefits	33
2020 Nonqualified Deferred Compensation	33
Potential Payments Upon Termination or Change in Control	33
Equity Compensation Plan Information	34
Compensation Committee Interlocks and Insider Participation	34
Compensation Committee Report	35
Certain Relationships and Related Party Transactions	36
Supply, Warehousing and Freight Arrangements	36
Rank Services Agreement	36
Transfer of New Zealand Tax Losses	36
Recharges for Other Costs	36
Transition Services Agreements with RCPI and Graham Packaging Company Inc.	36
IT License Usage Agreement	37
Leases	37
Tax Sharing Agreement with GPC	37
Tax Matters Agreements	38
Transition Services Agreement with Rank	38
Indemnification Agreement	38
Investment Advisory Agreement	39
Policies and Procedures for Related Person Transactions	39
Questions and Answers About the Proxy Materials and the 2021 Annual Meeting of Shareholders	40
Certain Matters Relating to the Proxy Materials and Annual Report	45
Electronic Access of Proxy Materials and Annual Report	45
“Householding” of Proxy Materials and Annual Reports for Record Owners	45
Separate Copies for Beneficial Owners	45
Other Matters	45

Corporate Governance

Board Composition

The Board of Directors of the Company currently comprises six directors, with one director position presently vacant.1 Our amended and restated certificate of incorporation and bylaws provide that, prior to the first date on which Packaging Finance Limited (“PFL”) and all other entities beneficially owned by Mr. Graeme Richard Hart or his estate, heirs, executor, administrator or other personal representative, or any of his immediate family members or any trust, fund or other entity which is controlled by his estate, heirs, any of his immediate family members or any of their respective affiliates (PFL and all of the foregoing, collectively, the “Hart Entities”) or any permitted assigns, beneficially own less than 50% of the outstanding shares of our common stock, all directors will stand for election each year at our annual meeting of shareholders. From and after such date, our Board of Directors will be divided into three classes serving staggered three-year terms, with one class standing for election each year. At each annual meeting of shareholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of our Board of Directors could have the effect of increasing the length of time necessary to change the composition of a majority of the Board of Directors. In general, at least two annual meetings of shareholders will be necessary for shareholders to effect a change in a majority of the members of the Board of Directors.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines (the “Corporate Governance Guidelines”) that set forth the practices of the Board with respect to the qualification, selection and election of directors, director orientation and continuing education, director responsibilities, Board composition and performance, director access to management and independent advisors, director compensation guidelines, management evaluation and succession, meetings of the non-management directors, and various other issues. A copy of our Corporate Governance Guidelines is available on our website at https://investors.pactivevergreen.com under the caption “Governance.” Neither the Corporate Governance Guidelines, our website nor any documents or information contained therein are incorporated by reference into this Proxy Statement.

Board Standards of Independence

We are a “controlled company” under the rules of Nasdaq. The rules of Nasdaq define a “controlled company” as a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. As of December 31, 2020, PFL and an entity affiliated with Mr. Graeme Hart (together with PFL, the “Hart Stockholders”) own and control the voting power of approximately 78% of our outstanding shares of common stock. Accordingly, we qualify as a “controlled company” and are able to rely on the controlled company exemption from the director independence requirements of Nasdaq relating to the Board of Directors, the Compensation Committee and the Nominating and Corporate Governance Committee. Even though we are a controlled company, we are required to comply with the rules of the SEC and Nasdaq relating to the membership, qualifications and operations of the Audit Committee, as disclosed in “Audit Committee” below.

Our Board of Directors has determined that Ms. LeighAnne Baker, Mr. Rolf Stangl, Ms. Felicia Thornton and Mr. Jonathan Rich are independent directors under Nasdaq rules.

Board Meetings and Attendance at Annual Meeting of Shareholders

There were twelve meetings of the Board held either in person or by teleconference in 2020, including one meeting held subsequent to our initial public offering in September 2020 (“IPO”). Since the individual’s appointment, each director attended at least 75% of the combined meetings of the Board and the committees on which he or she served during the year, including all regularly scheduled meetings. The Company’s non-management directors regularly schedule executive sessions in which management does not participate.

1 John McGrath served as Chief Executive Officer of the Company and as a director on its Board of Directors in 2020. Mr. McGrath resigned from these positions upon his retirement in March 2021.

The Company’s Corporate Governance Guidelines provide that all directors are strongly encouraged to attend all annual meetings of our shareholders.

Board Leadership Structure

Mr. Rich serves as the Chairman of the Board of Directors and is an independent member of the Board. Our Corporate Governance Guidelines provide that the Board may designate a director as the lead director to lead the meetings of the non-management, or independent, directors. The appointment of a lead director may also be rotated among the chairs of the independent committees of the Board. The Board currently has not appointed a lead director given that it currently has an independent Chairman.

The Board of Directors believes that the foregoing structure achieves an appropriate balance between the effective development of key strategic and operational objectives and independent oversight of management’s execution of such objectives. Additionally, the Board of Directors will continue to periodically review its leadership structure and will modify it as it deems appropriate.

Board Diversity and Attributes

The Company’s Board believes diversity is important and seeks representation across a range of attributes, including gender, race, ethnicity, and professional experience, and regularly assesses our Board’s diversity when identifying and evaluating director candidates. As of December 31, 2020, the directors then comprising our Board of Directors consisted of the following:

The Board’s Role in Risk Oversight

Our Chief Executive Officer, other executive officers and other members of our management team regularly report to the non-executive directors and the Audit Committee to discuss any financial, legal, cybersecurity or regulatory risks to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. The internal audit department reports functionally and administratively to our Chief Financial Officer and directly to the Audit Committee.

Additionally, each committee of the Board is responsible for risk oversight within such committee’s areas of responsibility and regularly reports to the Board regarding the same. The Audit Committee is responsible for reviewing the Company’s policies and practices with respect to risk assessment and risk management, including discussing with management the Company’s major financial risk exposures and the steps that have been taken to monitor and control such exposures. In carrying out its responsibilities, the Compensation Committee periodically reviews and assesses risks arising from the Company’s employee compensation policies and practices and whether any such risks are reasonably likely to have a material adverse effect on the Company. The Nominating and Corporate Governance Committee’s responsibilities include the consideration of corporate governance risks.

Board Committees

The Board maintains three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these committees has a separate chairperson. Each committee operates under a written charter. A current copy of each committee’s charter is available on our website at https://investors.pactivevergreen.com under the caption “Governance.”

Audit Committee

The members of our Audit Committee are Ms. Felicia Thornton, Ms. LeighAnne Baker and Mr. Allen Hugli. Ms. Thornton is the chair of our Audit Committee. Ms. Thornton and Ms. Baker are independent members of the Audit Committee under the current Nasdaq listing standards and SEC rules and regulations.

Mr. Hugli is an employee of Rank Group Limited (“Rank”), a company wholly owned by Mr. Graeme Hart. Mr. Hart is also the ultimate owner of PFL. Pursuant to our Stockholders Agreement with the Hart Stockholders, the Hart Stockholders nominated Mr. Hugli to act as a director. We are not required to have a fully independent Audit Committee until one year of the effective date of our IPO. We do not believe that reliance on this exemption materially adversely affects the ability of the Audit Committee to act independently and to satisfy the other applicable requirements. Given Mr. Hugli’s background and experience, it has been determined by the Board to be in the best interests of the Company and its shareholders that Mr. Hugli serve on the Audit Committee.

Each member of our Audit Committee is financially literate. In addition, our Board of Directors has determined that Ms. Thornton is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Our Audit Committee is directly responsible for, among other things:

•	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

•	ensuring the independence of the independent registered public accounting firm;

•	approving the planned scope and timing, and discussing the findings, of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;

•	establishing procedures for employees to anonymously submit concerns about questionable accounting or auditing matters;

•	considering the adequacy of our internal controls and internal audit function;

•	reviewing and approving related person transactions and those that require disclosure; and

•	approving or, as permitted, pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm.

During 2020, the Audit Committee met four times, including one meeting held subsequent to our IPO.

Compensation Committee

The members of our Compensation Committee are Ms. LeighAnne Baker, Mr. Allen Hugli and Mr. Jonathan Rich. Ms. Baker is the chair of our Compensation Committee. Our Compensation Committee is responsible for, among other things:

•	recommending the compensation of our executive officers to our Board of Directors for the Board’s determination;

•	administering our stock and equity incentive plans, including the Pactiv Evergreen Equity Incentive Plan approved by the Board in connection with the IPO (the “Incentive Plan”);

•	reviewing and evaluating, or making recommendations to our Board of Directors with respect to, incentive compensation and equity plans; and

•	reviewing our overall compensation philosophy.

The Board has determined that Ms. Baker and Mr. Rich are “non-employee directors” (within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and “independent directors” (as defined under the applicable Nasdaq listing standards). As a “controlled company,” we are able to rely on the controlled company exemption from the director independence requirements of Nasdaq relating to the composition of the Compensation Committee. Thus, we are relying on an exception to the Nasdaq rules which permits Mr. Hugli to serve on the Compensation Committee because, given his background and experience, it has been determined by the Board to be in the best interests of the Company and its shareholders.

The processes and procedures followed by the Compensation Committee in considering and determining executive compensation, including the role of the outside compensation consultant, are described below under “Compensation Discussion and Analysis — The Compensation Review Process.”

During 2020, the Compensation Committee met one time with that meeting taking place after the IPO.

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee are Mr. Allen Hugli, Mr. Jonathan Rich and Mr. Rolf Stangl. Mr. Hugli is the chair of our Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee is responsible for, among other things:

•	identifying and recommending candidates for membership on our Board of Directors;

•	reviewing and approving the compensation of our directors;

•	reviewing and recommending our corporate governance guidelines and policies;

•	reviewing and considering proposed waivers of the code of conduct for directors and executive officers and making recommendations to our Board of Directors;

•	overseeing the process of evaluating the performance of our Board of Directors; and

•	assisting our Board of Directors on corporate governance matters.

The Board has determined that Messrs. Rich and Stangl are “independent” within the meaning of the listing standards of Nasdaq. As a “controlled company,” we are able to rely on the controlled company exemption from the director independence requirements of Nasdaq relating to independent oversight of director nominations. Thus, we are relying on an exception to the Nasdaq rules which permits Mr. Hugli to serve on the Nominating and Corporate Governance Committee. Given Mr. Hugli’s background and experience, it has been determined by the Board to be in the best interests of the Company and its shareholders that Mr. Hugli serve on the Nominating and Corporate Governance Committee.

During 2020, the Nominating and Corporate Governance Committee met one time with that meeting taking place after the IPO.

Director Nomination Considerations

All directors are expected to possess certain personal traits, and in fulfilling its responsibility to identify qualified candidates for membership on the Company’s Board, the Nominating and Corporate Governance Committee will examine each director nominee on a case-by-case basis regardless of who recommended the nominee and take into account all factors it considers appropriate, including enhanced independence, financial literacy and financial expertise. In evaluating Director nominees, the Nominating and Corporate Governance Committee in recommending such candidates for election, and the Board in approving (and, in the case of vacancies, appointing) such candidates, may take into account many factors, including: judgment, diversity, age, skills, background and experience. Shareholders who wish to nominate a director for election are advised to review our bylaws, which contain additional requirements about advance notice of shareholder proposals and director nominations.

Pursuant to our Stockholders Agreement with the Hart Stockholders, the Hart Stockholders have the right to nominate all of our directors so long as the Hart Entities (as defined in the Stockholders Agreement) beneficially own at least 50% of the outstanding shares of our common stock; a majority of our directors so long as they own at least 40% of our stock; and at least one director so long as they own at least 10% of our stock.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a code of business conduct and ethics (the “Code”) that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, and other executive and senior financial officers.

A copy of the Code is available on our website at http://investors.pactivevergreen.com under the caption “Governance.” If we make any substantive amendments to, or grant any waivers from, the Code for any officer or director, we intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K by disclosing the nature of such amendment or waiver in a Current Report on Form 8-K.

Hedging and Pledging Policy

Under our Insider Trading Policy, employees and directors are prohibited from engaging in any hedging transactions. We prohibit employees and directors from pledging Company securities in any circumstance, including by purchasing Company securities on margin or holding Company securities in a margin account.

Environmental, Social and Governance Matters

Environmental, social and governance matters (“ESG”) is important to Pactiv Evergreen. We strive to operate responsibly with respect for the environment, and we are committed to sustainability across our product portfolio, our manufacturing and supply chain and our communities. ESG helps define how we pursue business opportunities and manage risk. We have developed four ESG pillars:

Protect our Planet’s Resources: We value our planet’s resources and are committed to using them wisely. We are working to lessen the environmental footprint of our operations by reducing greenhouse gas emissions and energy use, minimizing water use and decreasing waste.

Deliver Sustainable Products Essential to Customers: We aim to design and innovate materials and work towards our goal of having 100% of our products made with recyclable, recycled or renewable materials by 2030. Additionally, we collaborate with various partners to expand opportunities for consumers to recycle or compost our products.

Value our People and Communities: We aim to champion a culture of safety at work to attract, empower and retain the best team, and to embrace diversity and inclusion. We also support the communities in which we work and live.

Promote Effective Governance: We think good governance is important to conducting our business.

In 2020, we released our first sustainability report to provide transparency for our activities. For a copy of the report, along with more information on our ESG programs, please visit https://investors.pactivevergreen.com/esg, the contents of which are not incorporated by reference.

Board Oversight of Material Environmental and Social Risk

Pactiv Evergreen takes into account considerations that affect all of our key stakeholders, including our shareholders, customers, employees, communities, regulators and suppliers. Our full Board oversees all material risks we face, including material environmental and social risks. The full Board provides oversight over our ESG policies, reporting and disclosures.

Human Capital Resources

We employed approximately 14,600 people at December 31, 2020. Employees represented by labor unions or workers’ councils represent 31% of our employees. Our operations are subject to various local, national and multinational laws and regulations relating to our relationships with our employees. We are a party to numerous collective bargaining agreements, and we work to renegotiate these collective bargaining agreements on satisfactory terms when they expire.

Workforce Health and Safety: We are committed to engaging with our employees and communities through a variety of social initiatives centered around safety, leadership and community involvement. Safety is a core value and affects everything we do. Our manufacturing facilities have achieved safety metrics that are approximately two or more times better than the industry average in 2020. We had a total recordable incidence rate of 1.40 compared to the industry average of 3.40, a total lost time rate of 0.97 compared to the industry average of 2.00, and a total lost workday rate of 0.30 compared to the industry average of 0.90.

Diversity, Inclusion and Talent Development: We are committed to values of respect for our people and our communities, and we focus on attracting and retaining a diverse workforce. For example, we engage our communities and provide leadership opportunities for our employees through our Operations Leadership Development Program and our Leadership Advisory Council.

Our Operations Leadership Development Program targets recruiting Junior Military Officers and places hired candidates in an intensive training program to fast-track their transition from military service into manufacturing and logistics leadership roles. Thirty-seven candidates have successfully completed, or are currently enrolled in, this program, and seven former participants in this program are currently Plant Managers or Warehouse Operations Managers.

Our Leadership Advisory Council is comprised of high-performing and high-potential employees nominated by executive management. We provide the employees on the Leadership Advisory Council with the executive mentorship and guidance needed for them to excel, and we provide them with leadership and strategy development training. This program has been highly successful, with two of our Chief Executive Officer’s direct reports having participated in the program. Our diversity, equity and inclusion principles are also reflected in our employee training and policies.

Political Contributions

In general, it is not our practice to make financial or in-kind political contributions with corporate assets even when permitted by applicable law.

Communications with the Board

If shareholders or other interested parties wish to communicate with the Board, non-management directors as a group or any specified individual directors, including with respect to recommendations for director nominees, such correspondence should be sent to the attention of the Corporate Secretary by mail to Pactiv Evergreen Inc., 1900 West Field Court, Lake Forest, Illinois 60045, Attention: Steven R. Karl, Corporate Secretary, or by email to corpsec@pactivevergreen.com. The Corporate Secretary will forward correspondence relating to a director’s duties or responsibilities to the specified recipient. Correspondence that is unrelated to a director’s duties and responsibilities may be discarded or otherwise addressed by the Corporate Secretary.

The Corporate Secretary will not forward any communication determined in his or her good faith belief to be frivolous, unduly hostile, threatening, illegal, or similarly unsuitable. Each communication subject to this policy that was not forwarded because it was determined by the Corporate Secretary to be frivolous is retained for a reasonable period of time in our files and made available at the request of any member of the Board to whom such communication was addressed.

Stockholders Agreement

As discussed above, the Stockholders Agreement provides the Hart Stockholders with the right to nominate a certain number of directors to our Board of Directors, so long as the Hart Entities beneficially own at least 10% of the outstanding shares of our common stock. The Stockholders Agreement also provide the Hart Stockholders with the ability to assign their Board nomination and other rights to permitted assigns (including the Hart Entities) at any time, and rights afforded to the Hart Stockholders under this agreement are for the Hart Stockholders and their permitted assigns (including the Hart Entities) that have agreed to be bound by the terms of the Stockholders Agreement.

In addition, for so long as the Hart Entities beneficially own at least 40% of the outstanding shares of our common stock, the Hart Stockholders shall be entitled to certain consent rights under the Stockholders Agreement, including, the right to consent to:

•	discontinuing the active conduct of our trade or business;

•	issuance or sale of stock or other securities (including securities convertible into our stock but excluding certain compensatory arrangements) in excess of 45% of our then-outstanding shares of common stock, in the aggregate; and

•	amending our certificate of incorporation (or other organizational documents) or taking any other action, whether through a shareholder vote or otherwise, affecting the voting rights of our common stock.

In addition, for so long as the Hart Entities beneficially own at least 40% of the outstanding shares of our common stock, the Hart Stockholders are entitled under the Stockholders Agreement to provide investment oversight over the assets of our pension plans and to nominate or remove members of the Company’s pension plan investment committee. In addition, during this period, we may not appoint or remove members of our pension plan investment committee, nor may we amend or terminate the pension plan committee charter, without the prior written consent of the Hart Stockholders.

Beneficial Ownership of Common Stock

The following table sets forth information regarding beneficial ownership of our share capital as of April 23, 2021 by (i) each of our directors, (ii) each of our named executive officers, (iii) all of our directors and executive officers as a group, and (iv) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our shares of common stock.

The percentage of shares beneficially owned is computed on the basis of 177,157,710 shares of our common stock outstanding as of April 23, 2021. Unless otherwise indicated below, the address for each beneficial owner listed is c/o 1900 West Field Court, Lake Forest, Illinois 60045.

Name of Beneficial Owner	Outstanding Shares Beneficially Owned(1)	Right to Acquire Beneficial Ownership(2)	Total Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Directors/director nominees
Jonathan Rich	50,000	—	50,000	*
LeighAnne Baker	19,200	—	19,200	*
Allen Hugli	25,000	—	25,000	*
Rolf Stangl	9,000	—	9,000	*
Felicia Thornton	7,142	—	7,142	*
Executive Officers
Michael King (3)	—	—	—	*
Michael Ragen	8,500	—	8,500	*
John Rooney	6,825	—	6,825	*
Tim Levenda	—	—	—	*
Eric Wulf	—	—	—	*
Current executive officers and directors as a group (10 persons)	125,667	—	125,667	*

Greater than 5% shareholders
Packaging Finance Limited (4)	134,408,000	—	134,408,000	75. 87%
TIAA-CREF Investment Management, LLC (5)	9,525,893	—	9,525,893	5.38%

*	Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

(1)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes sole or shared voting or investment power with respect to shares of our common stock. The information set forth in the table above is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares. Except as otherwise noted, to our knowledge, the persons and entities named in the table above have sole voting and investment power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws where applicable.

(2)	Consists of shares of common stock subject to stock options exercisable as of, or within 60 days of, April 23, 2021 and restricted stock units vesting within 60 days of April 23, 2021. Shares of common stock subject to stock options that are exercisable as of, or within 60 days of, April 23, 2021, and restricted stock units vesting within 60 days of April 23, 2021, are deemed to be outstanding and beneficially owned by the person holding the option for the purpose of calculating the percentage ownership of that person, but are not deemed outstanding for the purpose of calculating the percentage ownership of any other person.

(3)	Mr. King is also a director of Pactiv Evergreen.

(4)	Consists of 134,408,000 shares of Common Stock based on Schedule 13G filed with the SEC on September 21, 2020. Packaging Finance Limited, located at Rank Group Limited, Floor 9, 148 Quay Street, Auckland, 1010 New Zealand, is a wholly owned subsidiary of Packaging Holdings Limited, which is wholly owned by Mr. Graeme Hart. Packaging Finance Limited is not the beneficial owner of the 3,571,428 shares owned by Rank International Holdings, Inc., an entity affiliated with Mr. Graeme Hart.

(5)	Consists of 9,525,893 shares of Common Stock. According to a Schedule 13G filed with the SEC on December 31, 2020, TIAA-CREF Investment Management, LLC (“TCIM”) is the investment adviser to the College Retirement Equities Fund (“CREF”), a registered investment company, and may be deemed to be a beneficial owner of 8,857,522 shares of our common stock owned by CREF. Teachers Advisors, LLC (“TAL”) is the investment adviser to three registered investment companies, TIAA-CREF Funds (“Funds”), TIAA-CREF Life Funds (“Life Funds”), and TIAA Separate Account VA-1 (“VA-1”), as well as one or more separately managed accounts of TAL (collectively, the “Separate Accounts”), and may be deemed to be a beneficial owner of 668,371 shares of our common stock owned separately by Funds, Life Funds, VA-1, and/or the Separate Accounts. TCIM and TAL are located at 730 Third Avenue, New York, NY 10017-3206.

PROPOSAL 1
ELECTION OF DIRECTORS

Background

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has unanimously nominated our six incumbent directors for reelection.

There were no nominee recommendations from shareholders or from any group of shareholders submitted in accordance with our bylaws. Proxies solicited by the Board will be voted in favor of the nominees listed below unless otherwise specified in the proxy. We know of no reason why the nominees would not be available for election or, if elected, would be unable to serve. While we do not anticipate that any of the nominees will be unable to serve, if any should be unable to serve, the proxy holders reserve the right to substitute another person designated by the Board. Proxies cannot be voted for a greater number of individuals than the number of nominees.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE
“FOR” ALL OF THE PROPOSED DIRECTOR NOMINEES LISTED.

Nominees for Election as Directors

Set forth below is information for each nominee concerning the individual’s age, principal occupation, employment and directorships during the past five years, positions with the Company, the year in which he or she first joined the Board, and his or her term of office as a director. Also set forth below is a brief discussion of the specific experience, qualifications, attributes, or skills that led to the Board’s conclusion that, in light of our business and structure, each nominee should serve as a director.

Name, Tenure, and Age	Business Experience During Past Five Years and Other Affiliations
Jonathan Rich Director and Chairman of the Board since 2020 65	Mr. Jonathan Rich has been serving as an independent director and chairman of the Board of Directors of Pactiv Evergreen, and as a member of its Compensation Committee and its Nominating and Corporate Governance Committee, since September 2020. Mr. Rich is also currently the Chairman of the Board of Lumileds, a semiconductor light emitting diode producer, having served as Chief Executive Officer from 2019 to 2020. Formerly, Mr. Rich served as Chief Executive Officer and Chairman of the Board of Directors of Berry Global Corporation from 2010 to 2018, and as President, Chief Executive Officer and member of the Board of Directors of Momentive from 2007 to 2010. Prior to that, he held positions with Goodyear Tire and Rubber Company, first as President of the Global Chemicals business and subsequently as President of Goodyear’s North American Tire Division. Mr. Rich spent his formative years at General Electric, first as a research scientist at GE Global Research and then in a series of management positions with GE Plastics. Mr. Rich previously served on the Board of Directors of PLZ Aeroscience and Hexion LLC. Mr. Rich was selected to serve on our Board of Directors because of his industry and board experience. Mr. Rich received a Ph.D. in Chemistry from the University of Wisconsin-Madison and a Bachelor of Science majoring in Chemistry from Iowa State University.

LeighAnne Baker Director since 2020 62	Ms. Baker has been serving as an independent director on the Board of Directors of Pactiv Evergreen, as the chairwoman of its Compensation Committee, and as a member of its Audit Committee, since September 2020. Ms. Baker currently serves on the board of directors, the compensation committee and the stakeholder and enterprise risk committee of ABM Industries Inc. Ms. Baker previously served as Chief Human Resources Officer of Cargill, Inc. from 2014 to 2020. Prior to joining Cargill, Ms. Baker served as Chief Human Resources Officer at Hertz Global Holdings and Reynolds and Reynolds Company. She also held numerous leadership positions in operations and human resources at The Timken Company. Ms. Baker was selected to serve on our Board of Directors because of her experience as a senior executive and board member for public and private corporations across multiple industries. Ms. Baker received a Master of Science in Management from the Graduate School of Business at Stanford University, an MBA from Ashland University and a Bachelor of Arts majoring in Mathematics from Capital University.

Allen Hugli Director since 2020 58	Mr. Hugli has been serving as a director on the Board of Directors of Pactiv Evergreen since January 2020, and as chairman of its Nominating and Corporate Governance Committee, as a member of its Audit Committee and as a member of its Compensation Committee, since September 2020. Mr. Hugli served as Chief Financial Officer of PTVE from 2009 until our IPO. He currently serves as Chief Financial Officer and a director of Rank and as a director of other entities owned by Mr. Graeme Hart. He has been a senior executive of Rank since 1993. Mr. Hugli previously held positions in financial management and audit practices in Australia, Canada and New Zealand. He serves on the board of directors of Reynolds Consumer Products Inc. Mr. Hugli was selected to serve on our Board of Directors because of his finance, accounting and senior management experience. Mr. Hugli received a Bachelor of Commerce (Honours) from Queen’s University at Kingston. Mr. Hugli holds a CPA CA designation from the Chartered Professional Accountants of Canada.

Michael King Director since 2020 41	Mr. King has been serving as a director on the Board of Directors of Pactiv Evergreen since September 2020 and has served as our Chief Executive Officer since March 2021. Prior to joining Pactiv Evergreen as Chief Executive Officer, Mr. King served as Chief Executive Officer for Graham Packaging Company from 2018 to 2021 and President of FRAM Group from 2015 to 2017. Mr. King also held various leadership positions within TI Automotive Fuel Systems, Lear Corporation and Huhtamaki. Mr. King has been serving on the board of directors of Graham Packaging Company since 2018. Mr. King was selected to serve on our Board of Directors because of his industry and management experience. Mr. King received an MBA from Louisiana State University and a B.S. in Polymer Chemistry from Ferris State University.

Rolf Stangl Director since 2020 50	Mr. Stangl has been serving as an independent director on the Board of Directors of Pactiv Evergreen, and as a member of its Nominating and Corporate Governance Committee, since September 2020. Mr. Stangl served as Chief Executive Officer of SIG Combibloc Group AG from 2008 to December 2020. Prior to becoming Chief Executive Officer of SIG in 2008, Mr. Stangl held a number of positions within SIG, including Head of Corporate Development and M&A, Chief Executive Officer of SIG Beverage (a division subsequently divested), and Chief Market Officer. Previously, he was an Investment Director for small and mid-cap buyouts at a family office in London, and a Senior Consultant with Roland Berger Strategy Consultants in Germany. Mr. Stangl was selected to serve on our Board of Directors because of his industry and management experience. Mr. Stangl received a Bachelor of Business Administration from ESC Reims & ESB Reutlingen.

Felicia Thornton Director since 2020 57	Ms. Thornton has been serving as an independent director on the Board of Directors of Pactiv Evergreen, and as the chairwoman of its Audit Committee, since September 2020. Ms. Thornton currently serves as Vice Chairman of the board of directors of 99 Cents Only Stores, Inc., having previously held executive positions within the Company since 2015, including Interim Chief Executive Officer and Chief Financial Officer. Formerly, Ms. Thornton served as Co-Chief Executive Officer, Chief Operating Officer and President of Demoulas Super Markets, Inc., Chief Executive Officer U.S. of Knowledge Universe Education Holdings and Chief Financial Officer of Albertson’s Inc. Ms. Thornton also currently serves on the board of directors of Ares Acquisition Corp, Convergint Technologies LLC, CoolSys, Inc. and Floor & Decor Holdings, Inc. Ms. Thornton is a fellow of the National Association of Corporate Directors and a member of the Latino Corporate Director Association. Ms. Thornton was selected to serve on our Board of Directors because of her extensive finance, corporate strategy, M&A, integration and board experience. Ms. Thornton received an MBA from the University of Southern California and a Bachelor of Science majoring in Economics from Santa Clara University.

Director Compensation

Affiliated Directors

Directors who are also full-time officers or employees of the Company or the Company’s controlling shareholder (“Affiliated Directors”) will receive no additional compensation for serving as directors. Messrs. McGrath, King and Hugli served on the Board as Affiliated Directors in 2020.

Non-Affiliated Directors

The compensation of directors who are not Affiliated Directors (“Non-Affiliated Directors”) is established by the Nominating and Corporate Governance Committee. This compensation is periodically reviewed by the committee based on market practice information provided by Pearl Meyer & Partners, LLC (“Pearl Meyer”), an independent compensation consultant, to ensure continued alignment with our goals and shareholders’ interests. Under our current policy, our Non-Affiliated Directors receive the compensation set forth in the table below. We also reimburse our Non-Affiliated Directors for reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings. Subject to the adjustment provision of the Incentive Plan, an individual who is a Non-Affiliated Director may not receive awards, in cash or otherwise, for any calendar year that total more than $750,000 in the aggregate.

Element of Compensation (1)	Compensation Amount (2)
Annual Retainer (3)	$230,000
Chairman of the Board Additional Retainer (4)	$115,000
Committee Chair Additional Cash Retainer (5)	$20,000
Committee Member Additional Cash Retainer(6)	$10,000

(1)	We do not issue, nor do we pay cash for, fractional shares. Annual cash retainer fees for service through September 30, 2021 were payable in advance. From and after October 1, 2021, annual cash retainers will be paid in quarterly installments.

(2)	All Non-Affiliated Directors are entitled to an annual grant of restricted stock units (“RSUs”), which are granted upon election at the annual shareholder meeting for the calendar year and vest in full on the one-year anniversary of the date of the grant.

(3)	Out of the $230,000 annual retainer for Non-Affiliated Directors, $100,000 will be an annual cash retainer and $130,000 will be in the form of an annual grant of RSUs.

(4)	Out of the $115,000 additional annual retainer for the Chairman of the Board, $50,000 will be an annual cash retainer and $65,000 will be in the form of an annual grant of RSUs. As a Non-Affiliated Director, the Chairman of the Board also receives the $230,000 annual retainer for Non-Affiliated Directors as described above.

(5)	Additional annual cash retainer paid to chairs of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee (other than Affiliated Directors serving as a chair of a committee).

(6)	Additional annual cash retainer paid to members of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee (other than Affiliated Directors serving as a member of a committee).

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Total ($)
LeighAnne Baker	130,000	130,000	260,000
Jonathan Rich	170,000	195,000	365,000
Rolf Stangl	110,000	130,000	240,000
Felicia Thornton	120,000	130,000	250,000

(1)	Mr. Rich serves as our Chairman of the Board and as a member of the Compensation Committee and a member of the Nominating and Corporate Governance Committee. Ms. Baker serves as the Compensation Committee chair and as a member of the Audit Committee. Mr. Stangl serves as a member of the Nominating and Corporate Governance Committee. Ms. Thornton serves as the Audit Committee chair. Messrs. Hugli, King and McGrath are not eligible for additional compensation as Affiliated Directors.

(2)	Reflects the grant date fair value of RSU awards to Non-Affiliated Directors calculated by multiplying the closing market price of our common stock on the grant date by the number of RSUs awarded. As of December 31, 2020, our directors held the following number of RSUs in the aggregate:

Name	Outstanding RSUs (#)
LeighAnne Baker	9,286
Jonathan Rich	13,929
Rolf Stangl	9,286
Felicia Thornton	9,286

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Background

After consideration of the firm’s qualifications and past performance, the Board, through the Audit Committee, has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

PwC was initially engaged as our independent registered public accounting firm for the fiscal year ended December 31, 2009. The Audit Committee has again selected PwC as our independent registered public accounting firm for the year ending December 31, 2021 and believes that the retention of PwC for the 2021 fiscal year is in the best interest of us and our shareholders. Under the Sarbanes-Oxley Act of 2002 and the rules of the SEC promulgated thereunder, the Audit Committee is solely responsible for the selection, appointment, compensation, and oversight of the work of our independent registered public accounting firm. Although submission of the appointment of an independent registered public accounting firm to shareholders for ratification is not required by law, the Board considers the appointment of our independent registered public accounting firm to be an important matter of shareholder concern and is submitting the appointment of PwC for ratification by our shareholders as a matter of good corporate practice. One or more representatives of PwC are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

If shareholders do not ratify the selection of PwC, the Audit Committee may, but is not required to, reconsider its selection if the shareholders’ action so warrants. Even if the selection is ratified, the Audit Committee, exercising its own discretion, may select different auditors at any time during the year if it determines that such a change would be in our best interests and in the best interests of our shareholders.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE
RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees

The following table summarizes the aggregate fees billed by PwC for the fiscal year ended December 31, 2020 and, for comparison purposes, the aggregate fees billed by PwC for the fiscal year ended December 31, 2019. The Audit Committee approved all of the fees described below.

	Fiscal Year Ended December 31,
	2020	2019
Audit Fees	$14,750,000	$8,718,000
Audit-Related Fees	2,290,000	13,265,000
Tax Fees	13,000	174,000
All Other Fees	10,000	11,000
Total Fees	$17,063,000	$22,168,000

Audit Fees

Audit fees include professional services rendered by our independent auditors for the audit of our annual financial statements, including the reviews of the financial statements included in our quarterly reports on Form 10-Q. This category also includes fees for assistance with complex accounting transactions, fees for audits provided in connection with subsidiaries and statutory filings or services that generally only the principal auditor can reasonably provide to a client, and consents and assistance with and review of documents filed with the SEC. In particular, audit fees for the fiscal year ended December 31, 2020 included nonrecurring fees of $7.5 million related to our IPO and various debt filings.

Audit-Related Fees

Audit-related fees consist of amounts for assurance and related services for expanded audit procedures, including due diligence assistance and opening and/or closing balance sheet audits, and reporting consultations for recent accounting pronouncements to be adopted.

Tax Fees

Tax fees include original and amended tax returns, studies supporting tax return amounts as may be required by Internal Revenue Service regulations, claims for refunds, assistance with tax audits and other work directly affecting or supporting the payment of taxes, planning, research, and advice supporting our efforts to maximize the tax efficiency of our operations.

All Other Fees

All other fees are fees for products or services other than those in the above three categories. In fiscal years 2020 and 2019, this included subscription fees to our independent auditors’ research and disclosure checklist tools.

Pre-Approval Policy

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditors. In recognition of this responsibility, the Audit Committee shall pre-approve the audit services and non-audit services (including the fees and terms thereof) to be provided by the Company’s independent auditor pursuant to pre-approval policies and procedures established by the Audit Committee.

Audit Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Pactiv Evergreen under the Securities Act or the Exchange Act.

The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of our Board. The Audit Committee’s functions are more fully described in its charter, which is available on our website at https://investors.pactivevergreen.com (but which is not hereby incorporated by reference). Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management Pactiv Evergreen’s audited financial statements as of and for the year ended December 31, 2020.

The Audit Committee has discussed with PwC, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. In addition, the Audit Committee has discussed with PwC their independence, and has received from PwC the written disclosures and the letter required by the applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence. Finally, the Audit Committee discussed with PwC, with and without management present, the scope and results of PwC’s audit of Pactiv Evergreen’s audited financial statements as of and for the year ended December 31, 2020.

Based on these reviews and discussions, the Audit Committee has recommended to our Board that such audited financial statements be included in our Annual Report on Form 10-K for fiscal year 2020 for filing with the SEC. The Audit Committee also has engaged PwC as our independent registered public accounting firm for fiscal year 2021 and is seeking ratification of such selection by the shareholders.

The Audit Committee

Felicia Thornton, Chair

LeighAnne Baker

Allen Hugli

PROPOSAL 3
NON-BINDING PROPOSAL TO APPROVE THE COMPENSATION OF THE
NAMED EXECUTIVE OFFICERS

We are providing our shareholders the opportunity to cast an advisory (non-binding) vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement. As described in the Compensation Discussion and Analysis (“CD&A”), we have designed the compensation arrangements for our named executive officers to provide compensation in overall amounts and in forms that attract and retain talented and experienced individuals and motivate our executive officers to deliver strong financial performance and create superior long-term value for our customers, employees and shareholders. Accordingly, the Board of Directors and Compensation Committee recommend that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion contained in this Proxy Statement.”

Because your vote is advisory, it will not be binding on the Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee will carefully review the voting results. To the extent there is any significant negative vote on this proposal, we may consult directly with shareholders to better understand the concerns that influenced the vote.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE
TO APPROVE THE NON-BINDING ADVISORY PROPOSAL APPROVING
THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

PROPOSAL 4
ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

As described in Proposal No. 3 above, we are providing our shareholders with the opportunity to cast an advisory vote on the compensation of the Company’s named executive officers.

Section 14A of the Exchange Act requires us, at least once every six years, to allow our shareholders the opportunity to cast an advisory vote on how often we should seek future advisory votes on the compensation of the Company’s named executive officers in our proxy materials for future shareholder meetings. Under this proposal, shareholders may vote to have the “say-on-pay” vote every year, every two years or every three years, or may abstain from voting.

Our Board of Directors has determined that holding an advisory vote every year on executive compensation is the most appropriate alternative for the Company. This is in line with the Company’s compensation policies and practices, which are designed to incentivize the Company’s named executive officers to build long-term shareholder value. The Board of Directors believes that shareholder perspectives should be a factor that is taken into consideration by the Board of Directors and the Compensation Committee in making decisions with respect to executive compensation. By providing an advisory vote on executive compensation every year, our shareholders will be able to provide us with direct input on our compensation philosophy, policies and practices in a manner that takes into account long-term equity incentives. We understand that our shareholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our shareholders on this agenda item annually. Accordingly, our Board of Directors recommends that the advisory vote on executive compensation be held every year. This advisory vote gives you as a shareholder the opportunity to vote on the frequency of advisory votes on executive compensation for the Company’s named executive officers through the following resolution:

“RESOLVED, that the shareholders wish the Company to include an advisory vote on the compensation of the Company’s named executive officers pursuant to Rule 14a-21(b) of the Exchange Act every:

•	1 Year;

•	2 Years;

•	3 Years; or

•	Abstain.”

While we believe that a vote of every year is the best choice for us, you are not voting to approve or disapprove our recommendation of every year, but rather to make your own choice among a vote of once every year, every two years or every three years. You may also abstain from voting on this proposal.

This vote is advisory and therefore not binding on the Company, the Compensation Committee or the Board of Directors.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE
FOR “1 YEAR” FOR THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

Executive Officers

Set forth below is information regarding the position, age, and business experience of each of our executive officers.

Name	Age	Position
Michael King[1]	41	Chief Executive Officer
Michael Ragen	49	Chief Financial Officer and Chief Operating Officer
John Rooney	57	President of Beverage Merchandising
Tim Levenda	53	President of Foodservice
Eric Wulf	39	President of Food Merchandising

Michael King, 41, has been a member of our Board of Directors since our initial public offering in September 2020 and has served as our Chief Executive Officer since March 2021. Prior to joining Pactiv Evergreen as Chief Executive Officer, Mr. King served as Chief Executive Officer for Graham Packaging Company from 2018 to 2021 and President of FRAM Group from 2015 to 2017. Mr. King also held various leadership positions within TI Automotive Fuel Systems, Lear Corporation and Huhtamaki. Mr. King has been serving on the board of directors of Graham Packaging Company since 2018. Mr. King received an MBA from Louisiana State University and a B.S. in Polymer Chemistry from Ferris State University.

Michael Ragen, 49, was appointed as our Chief Financial Officer and Chief Operating Officer upon the completion of our IPO in September 2020. From October 2018 to September 2020, Mr. Ragen served as Chief Financial Officer and Chief Operating Officer of Pactiv, and as Chief Financial Officer of Pactiv since 2014. Prior to joining Pactiv in 2014, Mr. Ragen served as an executive for Rank from 2012 to 2014, held various roles with AB Mauri from 2004 to 2011 and with Burns, Philp & Company Limited from 1994 to 2004. Mr. Ragen is a CPA certified by the Australian Society of CPAs and received a Bachelor of Business from the University of Technology, Sydney.

John Rooney, 57, has served as our President of Beverage Merchandising since September 2020. Mr. Rooney has served as the Chief Executive Officer of Evergreen from 2018 and will continue to serve in this position until his departure on June 30, 2021. He also served as Chief Executive Officer of the combined operations of Evergreen and our former Graham Packaging and Closures segments from late 2015 to early 2018 and Chief Executive Officer of Graham Packaging from November 2015 to late 2018. He also served as Chief Executive Officer of Evergreen from June 2011 to October 2015. Mr. Rooney has worked at Evergreen since 1991 in a number of progressive leadership assignments including Plant Manager, International Marketing, Business Integration and General Manager of Evergreen Packaging Equipment. Mr. Rooney received an MBA from Penn State University and a Bachelor of Science majoring in Chemistry from the University of Connecticut.

Tim Levenda, 53, has served as our President of Foodservice since September 2020. From September 2019 to September 2020, he served at Pactiv as the President of Foodservice and previously as Vice President, Foodservice from December 2014 to September 2019. Mr. Levenda first joined Pactiv in 2007 as Executive Director, Sales, following Pactiv’s acquisition of Prairie Packaging LLC, where he served as Executive Director, Sales since 2000, and Regional Sales Manager from 1998 to 2000. Mr. Levenda worked as a Regional Sales Manager for Marcal Paper Mills from 1992 to 1998, and in various roles at Coca-Cola Bottling Company of Chicago from 1990 to 1992. Mr. Levenda received a Bachelor of Arts majoring in Economics from Wabash College.

Eric Wulf, 39, has served as our President of Food Merchandising since September 2020. From August 2019 to September 2020, he served at Pactiv as the President of Food Packaging, and previously as Vice President, Food Packaging from July 2014 to August 2019. Mr. Wulf joined Pactiv in 2003 as a Customer Account Representative and has held various other roles including Territory Account Manager, Associate Product Manager, Product Manager, and Business Manager. He serves as Chairman of the Board of Directors for Foodservice Packaging Institute and is a member of the Economic Club of Chicago. Mr. Wulf received an MBA from Northwestern University, and a Bachelor of Science majoring in Computer Engineering from Iowa State University.

1 John McGrath served as Chief Executive Officer of the Company and as a director on its Board of Directors from September 2020 to March 31, 2021. Mr. McGrath resigned from these positions upon his retirement in March 2021. Thomas Degnan served as Chief Executive Officer of the Company, and as a director on its Board of Directors, from January 1, 2020 until September 2020.

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis section describes our compensation approach and programs for our named executive officers (“NEOs”) for the year ended December 31, 2020. Except as otherwise indicated, the information in this section relates to the compensation of our NEOs, and the principles underlying our executive compensation policies, in respect of fiscal year 2020.

Our NEOs for 2020 were:

•	Thomas Degnan, Former Chief Executive Officer (prior to our IPO)

•	John McGrath, Chief Executive Officer (from and after our IPO through March 4, 2021)

•	Michael Ragen, Chief Financial Officer and Chief Operating Officer

•	John Rooney, President of Beverage Merchandising (leaving on June 30, 2021)

•	Tim Levenda, President of Foodservice

•	Eric Wulf, President of Food Merchandising

Mr. Degnan served as the Chief Executive Officer of Pactiv Evergreen prior to our IPO. Mr. Degnan was not an employee of Pactiv Evergreen or its direct and indirect subsidiaries (collectively, the “Pactiv Evergreen Group” or the “Group”), and his compensation disclosed in the following discussion reflects the proportion of such compensation costs that is attributable to the services he performed for the Group and which were recharged to the Group. For purposes of this Compensation Discussion and Analysis, all references to “Pactiv” refer to the historical Pactiv segment and the go-forward combined Foodservice and Food Merchandising segments, and all references to “Evergreen” refer to the historical Evergreen segment and the go-forward Beverage Merchandising segment.

The following discussion relates to the compensation of our NEOs for 2020, whose compensation is disclosed below, as well as the overall principles underlying our executive compensation policies. For the reasons stated above, many aspects of the following discussion are not applicable to Mr. Degnan.

Our Compensation Objectives and Philosophy

Until the closing of the IPO, Pactiv Evergreen was a wholly owned subsidiary of PFL, and, as such, our compensation objectives for 2020 reflected the expectations of our sole shareholder at the time. These objectives included attracting and retaining top talent, motivating and rewarding the performance of senior executives in support of achievement of strategic, financial and operating performance objectives and ensuring that our total compensation packages were competitive in comparison to those offered by our peers. Our NEOs (with the exception of Mr. Degnan), as well as our employees generally, have participated in compensation and benefits plans and programs, and we have continued a number of these plans and programs following the IPO. These plans and programs are intended to align our compensation programs with our business objectives, promote good corporate governance and seek to achieve our compensation objectives.

To ensure that management’s interests are aligned with those of our shareholders and to motivate and reward individual initiative and effort, our executive compensation program emphasizes a pay-for-performance compensation philosophy so that attainment of enterprise-wide, operating segment and individual performance goals are rewarded. Through the use of performance-based plans that emphasize attainment of enterprise-wide and/or operating segment goals, we seek to foster teamwork and commitment to performance. The introduction of tools such as equity ownership and long-term equity-based incentive compensation, discussed below, is important to ensure that the efforts of management are consistent with the objectives of our shareholders.

Risk Assessment of Compensation Programs

We do not believe that our compensation arrangements, including financial performance measures used to determine short-term and long-term incentive payout amounts, will provide our executives with an incentive to engage in business activities or other behavior that would expose us or our shareholders to excessive risks that are reasonably likely to have a material adverse effect.

Executive Compensation Process

Role of the Group’s Executives and the Compensation Committee and our Independent Compensation Consultant

In connection with the IPO, Mr. Degnan, in consultation with the sole shareholder at the time, established our initial compensation and benefits programs as a public company and approved the initial compensation for our executive officers and other senior executives, including our NEOs. To assist in this task, we engaged Pearl Meyer to provide an analysis of base salary, short-term incentive (“STI”) compensation and long-term incentive (“LTI”) compensation for our executive officers and other senior executives with similar responsibilities, including positions within business groups which are within the companies in the Benchmark Comparison Group (defined below). We also directed Pearl Meyer to compare the compensation of our executive officers and other senior executives by percentile ranking to the compensation received by our executive officers and other senior executives in comparable positions at Benchmark Comparison Group companies, as discussed below.

Following the IPO, we established a Compensation Committee comprised of three directors on the Board. The Compensation Committee is responsible for determining our compensation philosophy, structuring our compensation and benefits programs and determining appropriate payments and awards to our executive officers and other senior executives, including our NEOs. The Compensation Committee is responsible for implementing, monitoring and evaluating our executive compensation philosophy and objectives and overseeing the compensation program for executive officers and other senior executives. The Compensation Committee’s responsibilities and authority are described fully in its charter.

Role of Our Peer Group

We have identified a group of peer companies which we use as our benchmark for compensation matters (“Benchmark Comparison Group”). The Benchmark Comparison Group will be reviewed from time to time by our Compensation Committee. The Benchmark Comparison Group includes the following companies:

•	AptarGroup, Inc.

•	Avery Dennison Corporation

•	Berry Global Group, Inc.

•	Clearwater Paper Corporation

•	Crown Holdings, Inc.

•	Graphic Packaging Holding Company

•	Greif, Inc.

•	P.H. Glatfelter Company

•	Packaging Corporation of America

•	Sealed Air Corporation

•	Silgan Holdings Inc.

•	Sonoco Products Company

•	Tupperware Brands Corporation

•	Verso Corporation

The criteria considered in selecting peer companies for the Benchmark Comparison Group include the following:

•	Size, as measured by revenue, market capitalization and enterprise value;

•	Industry category, including packaging materials, packaging products and packaging solutions; and

•	Competition for sources of talent.

Role of Management

Following our IPO, our Chief Executive Officer is responsible for making recommendations to the Compensation Committee for base salary, STI and LTI compensation and any other elements of our compensation program for the other executive officers. The compensation of the Chief Executive Officer is evaluated and advised on by the Compensation Committee but determined solely by the Board. Our Chief Executive Officer will also provide recommendations to the Compensation Committee on other elements of our compensation program for senior executives, including, for example, the design and metrics under our STI and LTI programs. While the Compensation Committee will consider the Chief Executive Officer’s recommendations with respect to the compensation of such executive officers and other senior executives, the Compensation Committee independently evaluates the recommendations and makes all final compensation decisions relating to the executive officers and senior executives other than the Chief Executive Officer.

Elements of Compensation

The components of executive compensation for our NEOs, in 2020, and the primary objectives of each, are summarized in the chart below:

Compensation Element	Description	Form	Objective
Base Salary	Fixed based on level of responsibility, experience, tenure and qualifications	Cash	• Support talent attraction and retention
STI Compensation (Annual Incentive Program)	Variable based on the achievement of annual financial metrics	Cash (for 2020, STI compensation was paid partially in equity for certain executives)	• Link pay and performance • Drive the achievement of short-term business objectives
LTI Compensation	Variable based on the achievement of longer-term goals and shareholder value creation	Cash (for 2021, LTI compensation will move to an equity-based program)	• Support talent attraction and retention • Link pay and performance • Drive the achievement of longer-term goals
Restricted Stock Unit Grant	Ultimate value is variable based on the share price and vesting date	Equity	• Support talent attraction and retention • Aligns with shareholder interests
Other Compensation and Benefits Programs	Employee health, welfare and retirement benefits	Group medical benefits, Life and disability insurance, 401(k) plan participation, Nonqualified deferred compensation plan and the Pactiv Evergreen Pension Plan	• Support talent attraction and retention

The grants of time-based restricted stock units (“RSUs”) to our NEOs (other than Mr. Degnan) in fiscal 2020 were made in connection with the IPO in order to align our executives with shareholder interests. The RSUs received by Mr. McGrath in connection with the IPO will vest in full in December 2021. The RSUs received by the other NEOs in connection with the IPO will vest in three equal installments over three years.

For fiscal 2021, the Compensation Committee has established an LTI program for our NEOs and select other executive officers and senior staff that aligns with our peer group and market practice. The 2021 LTI program will consist of grants of RSUs and performance share units (“PSUs”) in an amount determined by the Compensation Committee. The RSUs granted under the 2021 LTI program will vest in three equal installments over three years. The PSUs granted under the 2021 LTI program will be conditioned on Pactiv Evergreen achieving certain financial targets set by the Board in 2021. Subject to the level of achievement of those financial targets and continued employment through the applicable vesting dates, the PSUs will vest and settle at the end of the performance period.

Our executives also received cash transaction bonuses in recognition of successfully completing the IPO, which are described in more detail below under “Executive Retention and Transaction Bonus Agreements.”

Pactiv Evergreen was a wholly owned subsidiary of PFL until the closing of the IPO in September 2020, and executive compensation was set in 2020 based on the expectations of our sole shareholder at the time. With the IPO, Pactiv Evergreen became a stand-alone organization and has begun to adopt programs that it feels, considering the advice from its consultants, are appropriate for a publicly traded company. Comparisons with the Benchmark Comparison Group, and compensation survey data where applicable, have been undertaken to recognize the increased independence of the NEOs and to adopt compensation programs that are more consistent with the public company market.

Because of the ability of our NEOs to directly influence our overall performance, and consistent with our philosophy of linking pay-to-performance, the compensation programs allocate a significant portion of compensation paid to our NEOs to both short-term and long-term performance-based incentive programs. In addition, as an employee’s responsibility and ability to affect our financial results increases, base salary becomes a relatively smaller component of total compensation while long-term and at-risk incentive compensation becomes a larger component of total compensation. See “—2020 Summary Compensation Table.”

The following discussions on Base Salary, Short-Term Incentive Compensation, Long-Term Incentive Compensation, and Other Compensation – Retirement and Welfare Benefits are not applicable to Mr. Degnan, who did not receive compensation from the Pactiv Evergreen Group, although he was eligible to participate in the Group’s health and welfare plans. The compensation shown in the tables below reflects the proportion of Mr. Degnan’s compensation costs attributable to the services he performed for the Group and that was charged back to the Group in the applicable periods.

Base Salary

Base salaries are set at competitive levels necessary to attract and retain top-performing senior executives, including our NEOs, and are intended to compensate senior executives for their job responsibilities and level of experience. Pactiv Evergreen has set a total compensation goal at approximately the 50th percentile of the Benchmark Comparison Group (and, where it is possible to do so, the overall general industry), adjusted to reflect each executive’s individual performance and contributions. In line with that goal, the Compensation Committee aims to set each of the elements of total compensation at or around the 50th percentile of the Benchmark Comparison Group, taking into account general industry data. However, as there were certain elements of compensation not available to Pactiv Evergreen Group when it was wholly owned by PFL, such as equity-based compensation, the Compensation Committee recognizes that it will take time before all of the individual elements of total compensation can reach the 50th percentile goal. In certain cases, including when an executive is recruited from another company or where it is otherwise appropriate to retain or incentivize an executive, the base salary may exceed the levels indicated in order to attract, and ultimately retain, the executive.

Short-Term Incentive Compensation

Our short-term incentive program was designed to provide an opportunity for our senior executives, including our NEOs, to earn an annual incentive, paid in cash, based on the achievement of certain financial targets and strategic priorities. An executive’s incentive target is a percentage of his base salary. The table below discloses the annual incentive targets for each NEO.

Name	2020 Short-Term Incentive Target (%)
Thomas Degnan	N/A
John McGrath	150%
Michael Ragen	50%
John Rooney	125%
Tim Levenda	70%
Eric Wulf	65%

Actual payments made in respect of the year ended December 31, 2020 for the NEOs who participated in these plans are disclosed in the “—2020 Summary Compensation Table” section below.

The short-term incentive program for 2020 (the “2020 STI”) was designed to motivate our senior executives to achieve annual financial and other business goals based on our strategic, financial and operating performance objectives. For our senior executives, 90% of the payout under the 2020 STI was to be determined by the senior executive’s respective business unit’s (i.e., historically, Evergreen or Pactiv) Adjusted EBITDA year over year growth (“Adjusted EBIDTA Growth”). The remaining 10% was to be measured by the respective business unit’s working capital achievements. Accordingly, the Evergreen and Pactiv operations were all to be treated as separate from each other for purposes of the 2020 STI. Based on the combined Adjusted EBITDA Growth and working capital results, a participant could earn up to 200% of the target value. Additionally, an individual’s calculated payout amount could be increased or decreased at management’s discretion to take into account his or her individual performance and contribution to Pactiv or Evergreen as applicable. These 2020 Adjusted EBITDA Growth and working capital targets and results were to reflect amounts that were reported by Pactiv or Evergreen as part of their respective GAAP reporting. The Adjusted EBITDA Growth component was to be calculated on a scale where the threshold payout was 25% of the incentive target upon achievement of 90% Adjusted EBITDA Growth goal. The percentage payout was to increase on a non-linear scale with award payouts of 100% of target upon achievement of 101% Adjusted EBITDA Growth goal and with award payouts capped at 200% of target upon achievement of 108% Adjusted EBITDA Growth goal. The working capital achievements component was to be based on the achievement of discrete projects particular to each of the executive’s respective business units.

The 2020 STI for Messrs. McGrath, Ragen, Levenda and Wulf was based on the results of Pactiv operations in 2020. Due to the unforeseeable impact of the COVID-19 pandemic on Pactiv operations, Mr. Degnan, at the request of Mr. McGrath and in consultation with the sole shareholder at the time, modified the 2020 STI for these executives on August 28, 2020. Under the modified terms, 100% of the payout under the 2020 STI for these executives was to be calculated on a non-linear scale with the threshold payout of 25% of the incentive target being payable upon an achievement of Adjusted EBITDA from Pactiv operations in 2020 of $416 million and with the award payout being capped at 100% of target upon an achievement of Adjusted EBITDA from Pactiv operations of $462 million or greater in 2020. The Pactiv operations achieved Adjusted EBITDA of $493 million in fiscal 2020. Accordingly, Messrs. McGrath, Ragen, Levenda and Wulf earned 100% of their incentive targets under the modified 2020 STI, with one-half of the incentive being paid to these executives in cash and one-half of the incentive being paid to these executives in RSUs granted in March 2021 with a one-year vesting period. Adjusted EBITDA is referenced in this Proxy Statement and represents net income calculated in accordance with GAAP, plus the sum of income tax expense, net interest expense, depreciation and amortization and further adjusted to exclude, as applicable, certain items of a significant or unusual nature, including foreign exchange gains or losses on cash, related party management fees, unrealized gains or losses on derivatives, gains or losses on the sale of businesses and noncurrent assets, impairment charges, restructuring, asset impairment and other related charges, operational process engineering-related consultancy costs, non-cash pension income or expense and strategic review and transaction-related costs.

The 2020 STI for Mr. Rooney was based on the results of Evergreen operations in 2020. There were no modifications requested, or made, to the 2020 STI for Mr. Rooney. Because Evergreen’s Adjusted EBITDA Growth result was less than 90%, and the working capital targets were not achieved, Mr. Rooney did not earn any compensation under the 2020 STI.

Long-Term Incentive Compensation

A small number of key executives participate in a cash-based long-term incentive program (“Cash LTIP”) designed to provide the participants an opportunity to earn incentive awards tied to sustained Adjusted EBITDA Growth of the participant’s business unit over a three-year term. Pursuant to the Cash LTIP, participants receive a grant at the beginning of a three-year performance period that can be earned over such period in annual installments based upon the attainment of certain Adjusted EBITDA Growth metrics for the participant’s business unit set at the beginning of the period. Each grant provided for a “Target Opportunity Award” (based on a percentage of base salary) that can be achieved over the three-year period. The performance results achieved in the first year of the three-year period establish the total amount of the award (which is expressed as a percentage of the Target Opportunity Award) that can be payable over the specified three-year period. If the executive’s business unit does not meet the performance threshold level in the first year, the participant is no longer eligible to earn any amount over the three-year period. If the threshold is met in the first year, the participant will receive the first payment, but the second and third payments depend on business results of the participant’s business unit in the second and third years.

Each of Evergreen and Pactiv had the same overall Cash LTIP design, but was measured against the Adjusted EBITDA Growth specific to its own operations. Accordingly, Evergreen and Pactiv operations were treated as separate from each other for purposes of calculating a participating executive’s Cash LTIP. A participant is not eligible to receive any award if they are not employed by a member of the Pactiv Evergreen Group at the time the award is paid. See the “—2020 Summary Compensation Table” section below for the amounts earned in 2020 pursuant to grants made in 2018, 2019 and 2020 under the Cash LTIP.

The Cash LTIP grant, covering the years 2020 through 2022 (the “2020 Cash LTIP”) was designed based on Adjusted EBITDA Growth with potential payouts ranging from an award of 25% of the target value for 90% Adjusted EBITDA Growth, 100% of the target value for 103% Adjusted EBITDA Growth and a maximum of 125% of the target value for 108% Adjusted EBITDA Growth.

The 2020 Cash LTIP for Messrs. McGrath, Ragen, Levenda and Wulf was based on the results of Pactiv operations in 2020. Due to the unforeseeable impact of the COVID-19 pandemic on Pactiv operations, Mr. Degnan, at the request of Mr. McGrath and in consultation with the sole shareholder at the time, modified the 2020 Cash LTIP for these executives on August 28, 2020. Under the modified terms, these executives were entitled to 100% of the Target Opportunity Award if Pactiv operations achieved an Adjusted EBITDA result of $476 million for 2020. The potential award under the modified terms ranged from 25% of the Target Opportunity Award for an Adjusted EBITDA result from Pactiv operations of $416 million for 2020 up to a maximum of 125% of the Target Opportunity Award for an Adjusted EBITDA result from Pactiv operations of $499 million for 2020. An Adjusted EBITDA result from Pactiv operations of $416 million for 2020 would also trigger payment of the second one-third portion of the 2019 grant for Messrs. McGrath, Ragen, Levenda and Wulf. The performance target for the final one-third portion of the 2019 grant for Messrs. McGrath, Ragen, Levenda and Wulf remained unchanged.

The 2020 Cash LTIP for Mr. Rooney was based on the results of Evergreen operations in 2020. There were no modifications requested, or made, to the 2020 Cash LTIP for Mr. Rooney. Because Evergreen did not achieve at least 90% of the 2020 Adjusted EBITDA Growth target, Mr. Rooney did not earn any compensation under the 2020 Cash LTIP.

We will not be issuing any further grants under the Cash LTIP after 2020. Going forward, our long-term incentive compensation will be in the form of equity-based awards that will be granted pursuant to our Incentive Plan.

Other Compensation—Retirement and Welfare Benefits

Retirement and welfare benefit programs are a necessary element of the total compensation package to ensure a competitive position in attracting and retaining a committed workforce. Participation in these programs is not tied to performance.

Our specific contribution levels to these programs are reviewed annually to maintain a competitive position while considering costs.

•	Employee Savings Plan: All non-union employees in the United States, including our NEOs except for Mr. Degnan, are eligible to participate in a tax-qualified retirement savings plan under Section 401(k) of the Code. There are two such plans: Pactiv employees and select other employees of the Pactiv Evergreen Group participate in one plan, and Evergreen employees participate in the other plan. For both plans, the employing subsidiary of the Pactiv Evergreen Group makes a 2% non-elective contribution and matching contributions of 100% of the first 6% of an employee’s elective deferral contribution.

•	Pactiv Evergreen Pension Plan (“PEPP”) (formerly known as the “Pactiv Retirement Plan” and as the “Reynolds Group Pension Plan”): Certain employees, including Mr. McGrath and Mr. Wulf, have frozen pension benefits under the PEPP.

•	Welfare Plans: Our executives are also eligible to participate in our broad-based health and welfare plans (including medical, dental, vision, life insurance and disability plans) under the same terms and conditions as other employees.

Executive Benefits and Perquisites

Employees in the United States of the Pactiv Evergreen Group who are at a designated salary grade or above may defer up to 50% of their salary and up to 80% of their bonus each year into a nonqualified deferred compensation plan, which is a tax-deferred plan. There are two such plans: Pactiv employees and select other employees of the Group participate in one plan, and Evergreen employees participate in the other plan. The Pactiv Evergreen Group also makes contributions to these plans mirroring percentage contributions made to the applicable 401(k) plans. Under the deferred compensation plans, the deferred amounts will be paid upon an employee’s “separation from service” or a specified date elected by the employee. This program is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. The amounts deferred are unsecured obligations of the Group, receive no preferential standing and are subject to the same risks as any of the Group’s other unsecured obligations.

The Pactiv Evergreen Group provides certain of its senior management with limited perquisites and other personal benefits, including reimbursement of relocation costs. Additionally, the Group purchases tickets to various cultural, charitable, civic, entertainment and sporting events for business development and relationship building purposes and to maintain its involvement in communities in which the Group operates and its employees live. Occasionally, its employees, including its NEOs, make personal use of tickets that would not otherwise be used for business purposes. The Compensation Committee will periodically review the levels of perquisites and other personal benefits provided to our NEOs. The Compensation Committee intends to maintain only those perquisites and other benefits that it determines to be necessary components of total compensation and that are not inconsistent with shareholder interests.

Mr. Degnan was provided with a car allowance by an entity outside of the Pactiv Evergreen Group and was permitted personal use of an aircraft owned by an entity outside of the Group. Mr. Degnan received two forms of life insurance benefits: he received the benefit of the term life insurance made available to select employees of the Pactiv Evergreen Group and to employees of Rank Group North America Inc., Mr. Degnan’s employing entity. Mr. Degnan’s employing entity also paid the cost of an individual term life executive policy with a fixed lump sum benefit. Costs associated with Mr. Degnan’s car allowance, personal use of the aircraft and life insurance benefits were recharged to the Group. Mr. Degnan ceased serving as Chief Executive Officer of the Group in September 2020 and retired and resigned from all positions in the Group on December 31, 2020.

Attributed costs of the personal benefits described above for our NEOs for the year ended December 31, 2020 are included in the column entitled “All Other Compensation” of the 2020 Summary Compensation Table.

Incentive Plan

Pactiv Evergreen adopted the Incentive Plan in connection with the IPO. The purpose of the Incentive Plan is to motivate and reward our employees, directors, consultants and advisors to perform at the highest level and to further our best interests and those of our shareholders.

In connection with the IPO, RSUs were issued to Messrs. McGrath, Ragen, Rooney, Levenda and Wulf under the Incentive Plan. See the “—2020 Summary Compensation Table” and “—Grants of Plan-Based Awards Table” below for more information regarding these grants.

Executive Retention and Transaction Bonus Agreements

Cash and equity retention agreements were entered into with certain of the NEOs and other executives, including Messrs. McGrath, Ragen, Rooney, Levenda and Wulf. The retention agreements were implemented to further ensure leadership continuity through the IPO and beyond. Awards under the retention agreements are summarized below. Transaction bonus agreements were also entered into with Messrs. McGrath, Ragen, Rooney, Levenda and Wulf in anticipation of, and to reward executives for their contributions toward, the IPO.

Cash Retention Agreements: In July 2019, two cash retention agreements were entered into with each of Messrs. McGrath and Rooney and one with Messrs. Ragen, Levenda and Wulf. The retention amounts are paid in one, two or three installments. Under the retention bonus agreements, the total retention amounts are $3,100,000 for Mr. McGrath, $2,400,000 for Mr. Rooney, $980,000 for Mr. Ragen, $1,200,000 for Mr. Levenda and $463,500 for Mr. Wulf. The retention amounts for Messrs. McGrath, Ragen and Rooney are not reported in the 2020 Summary Compensation Table below as they were reported in full in 2019.

Transaction Bonus Agreements: Pursuant to their respective transaction bonus agreements, Messrs. McGrath, Ragen, Rooney, Levenda and Wulf earned a cash bonus upon the closing of the IPO, 50% of which was paid 30 days after the closing of the IPO and 50% of which was paid six months after the closing of the IPO as long as the executive remained employed as of the payment date. Under the transaction bonus agreements, the total transaction bonus amounts were $2,325,000 for Mr. McGrath, $980,000 for Mr. Ragen, $2,000,000 for Mr. Rooney, $800,000 for Mr. Levenda, and $463,500 for Mr. Wulf.

Employment Agreements

A member of the Pactiv Evergreen Group has entered into employment agreements with Messrs. McGrath, Ragen, Rooney, Levenda, and Wulf. Key elements of these agreements are outlined below. Mr. Degnan did not have an employment agreement with any member of the Group. Receipt of the below-described payments and benefits is conditioned upon the executive’s execution and non-revocation of a release of claims in favor of the Group.

Employee	Base Salary As of 12/31/2020	Incentive Target (1)	Severance	Restrictive Covenants (2)
John McGrath	$1,600,000	150%

•  12 months’ base salary plus target annual incentive upon a termination without “cause” (as defined in the applicable employment agreement) (3)

•   24 months’ base salary plus target annual incentive if there is a qualifying termination following a “Sale of Business” (4)

•  12 months of COBRA continuation coverage (or a lump-sum cash payment equal to COBRA premiums in lieu of such coverage)

				Yes

Michael Ragen	$980,000	50%

•   12 months’ base salary plus prorated target annual incentive upon a termination without “cause”

•  24 months’ base salary plus target annual incentive if there is a qualifying termination following a “Sale of Business” (4)

•  12 months of COBRA continuation coverage (or a lump-sum cash payment equal to COBRA premiums in lieu of such coverage)

				Yes

John Rooney	$1,600,000	125%

•  12 months’ base salary upon a termination without “cause” (5)

•  24 months’ base salary plus prorated target annual incentive if there is a qualifying termination following a “Sale of Business” (4)

•  12 months of COBRA continuation coverage (or a lump-sum cash payment equal to COBRA premiums in lieu of such coverage)

				Yes

Tim Levenda	$800,000	70%

•  12 months’ base salary plus prorated target annual incentive upon a termination without “cause”

•  24 months’ base salary plus target annual incentive if there is a qualifying termination following a “Sale of Business” (4)

				Yes

Employee	Base Salary As of 12/31/2020	Incentive Target (1)	Severance	Restrictive Covenants (2)
			• 12 months of COBRA continuation coverage (or a lump-sum cash payment equal to COBRA premiums in lieu of such coverage)

Eric Wulf (6)	$525,000	65%

•  12 months’ base salary upon a termination without “cause”

•   24 months’ base salary plus prorated target annual incentive if there is a qualifying termination following a “Sale of Business” (4)

•  12 months of COBRA continuation coverage (or a lump-sum cash payment equal to COBRA premiums in lieu of such coverage)

				Yes

(1)	Incentive target is percentage of base salary.

(2)	Restrictive covenants include non-competition and non-solicitation covenants during employment and for one year following termination of employment for any reason.

(3)	Pursuant to a letter memorandum dated July 16, 2019, Mr. McGrath’s severance entitlement also included a reimbursement of Mr. McGrath’s lease payments ($4,550 per month) for the remainder of the lease term through June 2021 if there had been a Sale of Business or if Mr. McGrath had been terminated for any reason other than for cause prior to December 31, 2020. If Mr. McGrath had continued his employment through December 31, 2021 (or June 30, 2022, if his term had been extended by Pactiv Evergreen), Mr. McGrath would have also been eligible for severance in the amount of $1,575,000 paid in equal installments over a 12-month period in the event he resigned or retired. Mr. McGrath retired in March 2021. See “—Separation Agreements” below for a description of the severance benefits to which Mr. McGrath was entitled to in connection with this termination.

(4)	Increased severance provided if within 12 months following a “Sale of Business,” (as defined in the applicable employment agreement), the employee is terminated without “cause,” (as defined in the applicable employment agreement), or resigns following a material reduction in his or her remuneration or scope of duties (a “qualifying termination”). Severance is paid in equal installments over the applicable severance period.

(5)	Mr. Rooney’s employment will terminate on June 30, 2021. See “—Separation Agreements” below for a description of the severance benefits to which Mr. Rooney is entitled in connection with this termination.

(6)	Mr. Wulf received an increase in base salary and an increase in incentive target in July 2020. The base salary and incentive target amount stated above is as of December 31, 2020.

Separation Agreements

John McGrath

Mr. McGrath retired effective as of March 4, 2021. In connection with his retirement, Mr. McGrath entered into two agreements, a Retirement Agreement and a Consulting and Restrictive Covenants Agreement (the “Consulting Agreement”). Under the Retirement Agreement, which contains a customary release of claims against Pactiv Evergreen and requires Mr. McGrath to be bound by the applicable restrictive covenants set forth in the Consulting Agreement, Mr. McGrath is entitled to: (i) any amounts still owed to Mr. McGrath under his transaction bonus agreement; (ii) continued vesting of Mr. McGrath’s outstanding and unvested RSUs, including the RSUs that were granted in connection with the IPO that vest in December 2021 and the RSUs that were granted in March 2021 as part of the 2020 STI that vest in March 2022; (iii) an additional payment of $341,666 per calendar month for the 12-month period from March 6, 2021 through March 5, 2022, as additional consideration for accepting the restrictive covenants set forth in the Consulting Agreement; and (iv) eligibility to receive COBRA premiums for a period of up to one year. Under the Consulting Agreement, Mr. McGrath has agreed to serve as a consultant for Pactiv Evergreen from March 6, 2021 through March 5, 2022 (the “Consulting Period”). For his services as a consultant, Pactiv Evergreen will pay Mr. McGrath a consulting fee of $83,333 per calendar month for the 12-month period from March 6, 2021 through March 5, 2022. In addition, Mr. McGrath agreed to be subject to certain restrictive covenants, including non-competition and non-solicitation covenants, during the Consulting Period and for an additional 24 months following the last day of the Consulting Period.

John Rooney

Mr. Rooney will be leaving Pactiv Evergreen effective as of June 30, 2021. In connection with his departure, Mr. Rooney entered into a separation agreement (the “Separation Agreement”). Pursuant to his Separation Agreement, which includes a customary release of claims in favor of Pactiv Evergreen, Mr. Rooney will be entitled to: (i) severance of $87,500 per calendar month for 24 months; (ii) a payment in respect of his vacation accrual for 2021 (less any vacation taken in 2021) plus additional vacation benefits payable in lump-sum of $96,000 under an Evergreen program for certain long tenured employees; (iii) COBRA continuation premium payments at the active employee rate for up to 12 months; and (iv) the continued vesting of RSUs awarded to Mr. Rooney in 2020 which will vest in one-third increments in September 2021, September 2022 and September 2023.

The receipt of Mr. Rooney’s severance benefits was contingent upon him agreeing to restrictive covenants, including: (i) a 24-month post-termination non-compete; (ii) a 24-month post-termination non-solicit of employees or current or prospective customers: (iii) a perpetual confidentiality covenant; and (iv) an assignment of inventions provision.

Tax and Accounting Implications

Tax Considerations of Our Executive Compensation: Section 162(m) of the Code generally limits the tax deductibility of annual compensation paid by public companies for certain executive officers to $1 million. Although our Compensation Committee is mindful of the benefits of tax deductibility when determining executive compensation, the Compensation Committee may approve compensation that will not be fully deductible in order to ensure competitive levels of total compensation for our executive officers.

Accounting for Our Stock-Based Compensation: We account for stock-based payments, including grants under each of our equity compensation plans, in accordance with the requirements of FASB ASC Topic 718.

2020 Summary Compensation Table

The following table sets forth information concerning the compensation paid to our NEOs during the year ended December 31, 2020.

In the case of Mr. Degnan, the amounts reported represent what has been recharged to the Pactiv Evergreen Group by his employing entity. Mr. Degnan did not receive any compensation directly from the Pactiv Evergreen Group during this period, and did not participate in the 2020 STI, 2020 Cash LTIP, or Pactiv Evergreen pension or retirement savings programs outlined below.

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock (2) Awards ($)	Non-Equity Incentive Plan Compensation (3) ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings (4) ($)	All Other Compensation (5) ($)	Total ($)
Thomas Degnan Chief Executive Officer (before IPO)	2020	2,662,500	N/A	N/A	N/A	N/A	133,284	2,795,784
	2019	7,155,000	N/A	N/A	N/A	N/A	324,619	7,479,619
John McGrath Chief Executive Officer (after IPO)(6)	2020	1,600,000	1,162,500	2,000,000	3,666,983	101,267	169,064	8,699,814
	2019	1,550,000	3,100,000	N/A	3,337,066	181,410	168,564	8,337,040

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock (2) Awards ($)	Non-Equity Incentive Plan Compensation (3) ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings (4) ($)	All Other Compensation (5) ($)	Total ($)
Michael Ragen Chief Financial Officer and Chief Operating Officer	2020	980,000	490,000	490,000	1,005,725	N/A	105,143	3,070,868
	2019	980,000	980,000	N/A	933,952	N/A	90,490	2,984,442
John Rooney President of Beverage Merchandising	2020	1,661,538	1,000,000	800,000	0	N/A	149,654	3,611,192
	2019	1,600,000	2,400,000	N/A	2,000,000	N/A	210,119	6,210,119
Tim Levenda President of Foodservice	2020	800,000	666,667	400,000	1,038,008	N/A	98,678	3,003,353

Eric Wulf President of Food Merchandising	2020	505,838	386,250	231,750	564,406	326	63,753	1,752,323

(1)	The values reflected in this column for Messrs. McGrath, Ragen and Rooney represent amounts awarded pursuant to one-time transaction bonuses. The values reflected in this column for Messrs. Levenda and Wulf represent amounts awarded pursuant to one-time retention and one-time transaction bonuses. These bonuses are more fully described in the section entitled “—Executive Retention and Transaction Bonus Agreements— Cash Retention Agreements.”

(2)	The amounts disclosed represent the grant date fair value of the RSUs granted to our NEOs during the relevant fiscal year as computed in accordance with FASB ASC Topic 718. These grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. The RSUs for Mr. McGrath vest in December 2021. The RSUs for Messrs. Ragen, Rooney, Levenda and Wulf vest ratably in three equal installments on each of September 21, 2021, 2022 and 2023.

(3)	This column represents the NEO’s payouts under the 2020 STI and the 2020 Cash LTIP as described above in the sections entitled “—Short-Term Incentive Compensation” and “—Long-Term Incentive Compensation.”

Awards under the 2020 STI are as shown in the table below.

Name	STI Target Percentage (%)	Cash Payment From STI ($)		RSU Grant Award Value From STI (a) ($)
Thomas Degnan	N/A	N/A		N/A
John McGrath	150%	1,200,000		1,200,000
Michael Ragen	50%	245,000		245,000
John Rooney	125%	0		0
Tim Levenda	70%	280,000		280,000
Eric Wulf	65%	158,314	(b)	158,314

(a)	The grant award values reflected in this column represent amounts awarded pursuant to one-time RSU grants which were equal to 50% percent of their full 2020 STI target award. The RSUs will vest in full in 12 months following the date of grant.

(b)	Mr. Wulf received an increase in base salary and an increase in incentive target effective July 1, 2020. His previous base salary was $486,675, and his previous incentive target was 60%. Based on the 2020 STI plan design, a portion of his 2020 STI is based on his previous base salary and incentive target, and the remainder is based on his base salary and incentive target as of December 31, 2020. This number reflects the payout based on Mr. Wulf’s blended base salary and incentive target.

Awards and payments under the Cash LTIP for 2018-2020 are set forth in the tables below. The first table shows the Target Opportunity Award for each NEO and results achieved (expressed as a percentage). That amount (the Target Opportunity Award times the performance percentage) sets the maximum amount that can be earned for such grant, payable over three years with years two and three contingent on the business meeting its performance goals. The second table shows the payouts (and in future years, potential payouts) for each of the grants.

Name	2018($)	2018(%)	2019($)	2019(%)	2020($)	2020(%)
Thomas Degnan	N/A	N/A	N/A	N/A	N/A	N/A
John McGrath	1,500,000	0%	1,550,000	91%	2,000,000	120%
Michael Ragen	640,500	0%	735,000	91%	735,000	120%
John Rooney	1,600,000	0%	1,600,000	0%	1,600,000	0%
Tim Levenda	468,750	0%	525,000	91%	800,000	120%
Eric Wulf	288,750	0%	337,500	91%	365,006	120%

Name	2018($)	2019($)	2020($)	2021(c)($)	2022(c)($)
Thomas Degnan
2018 Grant	N/A	N/A	N/A	N/A	N/A
2019 Grant	N/A	N/A	N/A	N/A	N/A
2020 Grant	N/A	N/A	N/A	N/A	N/A
John McGrath
2018 Grant	0	0	0	—	—
2019 Grant	—	469,650	469,650	469,650	—
2020 Grant	—	—	797,333	797,333	797,333
Michael Ragen
2018 Grant	0	0	0	—	—
2019 Grant	—	222,705	222,705	222,705	—
2020 Grant	—	—	293,020	293,020	293,020
John Rooney
2018 Grant	0	0	0	—	—
2019 Grant	—	0	0	0	—
2020 Grant	—	—	0	0	0
Tim Levenda
2018 Grant	0	0	0	—	—
2019 Grant	—	159,075	159,075	159,075	—
2020 Grant	—	—	318,933	318,933	318,933
Eric Wulf
2018 Grant	0	0	0	—	—
2019 Grant	—	102,262	102,262	102,262	—
2020 Grant	—	—	145,516	145,516	145,516

(c)	Payouts for Messrs. McGrath, Ragen, Levenda and Wulf under the 2020 Cash LTIP grant for 2021 and 2022 are contingent on Pactiv meeting performance goals for such years. Because Evergreen did not achieve the requisite performance goal in 2020, Mr. Rooney did not qualify to receive a payout in 2020, 2021 or 2022 under the 2020 Cash LTIP.

(4)	Mr. McGrath and Mr. Wulf are entitled to receive benefits under the PEPP. In 2020, there was an increase in the value of plan benefits for Mr. McGrath of $101,267 and Mr. Wulf of $326. The applicable nonqualified deferred compensation plan assets are entirely invested in mutual funds. Accordingly, none of the applicable investment earnings from those plans are regarded as above market earnings. The full investment earnings for fiscal year 2020 are disclosed in the “2020 Nonqualified Deferred Compensation” table.

(5)	We make contributions to 401(k) plans, the Pactiv Evergreen Services Inc. Nonqualified Deferred Compensation Plan and the Evergreen Packaging Group Nonqualified Deferred Compensation Plan. The applicable amounts for fiscal year 2020 were as follows. Mr. Degnan did not participate in these programs.

Name	Contributions to 401(k) Plan ($)	Contributions to Nonqualified Deferred Compensation Plan ($)
Thomas Degnan	N/A	N/A
John McGrath	22,800	142,200
Michael Ragen	22,800	81,517
John Rooney	22,800	121,892
Tim Levenda	22,800	72,973
Eric Wulf	22,800	39,877

Other benefits reported under “All Other Compensation” include group term life insurance and wellness credits. For Mr. Degnan, benefits also include a car allowance in the amount of $24,850, the incremental costs associated with the personal use of an aircraft owned by an entity outside of the Group in the amount of $33,655, and a gross-up of the premiums under the group term life insurance plan and Mr. Degnan’s individual term life executive policy in the amount of $74,779. Health and welfare benefits are not reported to the extent these benefits are generally available to all other salaried and non-union hourly employees.

(6)	Mr. McGrath retired on March 4, 2021.

2020 Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards made to the NEOs who participated in the 2020 STI and 2020 Cash LTIP during the year ended December 31, 2020. Mr. Degnan did not participate in these programs.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards (Number of Shares of Stock or	Grant Date Fair Value(3)
Name	Grant Date	Award Type	Threshold ($)	Target ($)	Maximum ($)	Units)	($)
John McGrath	January 1, 2020 (1)	2020 STI	600,000	2,400,000	4,800,000
	January 1, 2020 (2)	2020 Cash LTIP	500,000	2,000,000	2,500,000
	September 21, 2020	RSU				142,857	2,000,000

Michael Ragen	January 1, 2020 (1)	2020 STI	122,500	490,000	980,000
	January 1, 2020 (2)	2020 Cash LTIP	183,750	735,000	918,750
	September 21, 2020	RSU				35,000	490,000

John Rooney	January 1, 2020 (1)	2020 STI	500,000	2,000,000	4,000,000
	January 1, 2020 (2)	2020 Cash LTIP	400,000	1,600,000	2,000,000
	September 21, 2020	RSU				57,143	800,000

Tim Levenda	January 1, 2020 (1)	2020 STI	140,000	560,000	1,120,000
	January 1, 2020 (2)	2020 Cash LTIP	200,000	800,000	1,000,000
	September 21, 2020	RSU				28,571	400,000

Eric Wulf	January 1, 2020 (1)	2020 STI	78,750	315,000	630,000
	January 1, 2020 (2)	2020 Cash LTIP	91,252	365,006	456,258
	September 21, 2020	RSU				16,554	231,750

(1)	Represents the threshold, target and maximum awards set for the 2020 STI. The actual amount paid for 2020 to each NEO under the 2020 STI in the form of both cash and RSUs is included in the 2020 Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation.” The target value represents the NEO’s target percentage multiplied by the eligible earnings for the year ended December 31, 2020.

(2)	Represents the threshold, target and maximum awards set for the 2020 Cash LTIP. The actual amount paid for 2020 to each NEO under the 2020 Cash LTIP is included in the 2020 Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation.” The target value is the amount which was communicated to the NEO at the beginning of the 2020 grant cycle for the 2020 Cash LTIP.

(3)	This column shows the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718. These grant date fair values do not take into account any estimated forfeitures relating to service-vesting conditions.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning outstanding equity incentive plan awards for the NEOs named in the 2020 Summary Compensation Table for the year ended December 31, 2020.

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market or Payout Value of Shares or Units of Stock That Have Not Vested ($)
John McGrath	142,857 (1)	2,591,426 (3)
Michael Ragen	35,000 (2)	634,900 (3)
John Rooney	57,143 (2)	1,036,574 (3)
Tim Levenda	28,571 (2)	518,278 (3)
Eric Wulf	16,554 (2)	300,290 (3)

(1)	The RSUs vest on December 31, 2021.

(2)	The RSUs vest ratably in three equal installments on each of September 21, 2021, 2022 and 2023.

(3)	Value is based on the Company’s closing stock price of $18.14 as of December 31, 2020.

2020 Pension Benefits

The following table sets forth information with respect to each plan that provides for payments or other benefits at, following or in connection with retirement. Mr. Degnan did not participate in any pension plans sponsored by the Group.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Thomas Degnan	N/A	N/A	N/A	N/A
John McGrath	PEPP	16.09	1,283,291	0
Michael Ragen	N/A	N/A	N/A	N/A
John Rooney	N/A	N/A	N/A	N/A
Tim Levenda	N/A	N/A	N/A	N/A
Eric Wulf	PEPP	8.33	20,359	0

Mr. McGrath and Mr. Wulf have legacy entitlements under the PEPP, an ERISA-qualified defined benefit plan maintained by the Pactiv Evergreen Group. These executives’ legacy entitlements include a final average pay provision and a cash balance provision. The benefit formula for the final average pay provision under normal retirement is a monthly amount equal to 55% of final average compensation, multiplied by a fraction of the number of years of participation (not exceeding 35 years) divided by 35. Final average pay accruals were frozen as of October 31, 2010. The benefit formula for the cash balance provision was a monthly contribution credit of between 2.5% and 5% of compensation for that month (with the specific percentage based on age), plus an interest credit added each month. Cash balance accruals were frozen as of December 31, 2011.

2020 Nonqualified Deferred Compensation

In 2020, the Pactiv Evergreen Group maintained nonqualified deferred compensation plans that allowed participants to defer portions of their compensation. The purpose of these plans is to allow such persons to defer receipt of such compensation, and therefore the tax obligations arising from such compensation, to a date elected by the participant. The following table sets forth information with respect to each NEO’s participation in such plans. A description of the nonqualified deferred compensation plans is set forth above in the section entitled “—Other Compensation—Retirement and Welfare Benefits” and “—Executive Benefits and Perquisites.” Mr. Degnan did not participate in these Group nonqualified deferred compensation plans.

Name	Executive Contributions in Last FY (1) ($)	Group Contributions in Last FY (2) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FY ($)
John McGrath (3)	760,000	142,200	478,296	0	5,076,770
Michael Ragen	122,500	81,517	73,732	0	727,802
John Rooney	182,769	121,892	187,974	0	2,465,039
Tim Levenda	190,000	72,973	208,673	0	1,364,596
Eric Wulf	33,208	39,877	38,568	0	219,739

(1)	Contributions represent the deferred portion of each NEO’s base salary and bonus amounts. The value in this column is also included in the “2020 Summary Compensation Table”.

(2)	The amounts shown in this column are reported in the Summary Compensation Table as part of the amounts in the “All Other Compensation” column for 2020.

(3)	Mr. McGrath retired on March 4, 2021.

Potential Payments Upon Termination or Change in Control

The employment agreements with the NEOs include severance in the event the employee is terminated without cause and enhanced severance if, within 12 months following a Sale of Business, the NEO is terminated without cause or resigns following a material reduction in his or her remuneration or scope of duties (“Good Reason”). The following table sets forth the expected benefits to be received by each NEO in each of these termination scenarios. This table assumes a termination date of December 31, 2020. Mr. Degnan did not have an agreement with the Pactiv Evergreen Group that provides for potential payments upon termination or a change in control. None of the employment agreements provide for severance or benefits solely upon a change in control or in the event of a termination for any reason other than as described above. The receipt of the severance benefits set forth below is subject to the execution and non-revocation of a release of claims in favor of the Pactiv Evergreen Group and compliance with restrictive covenants.

Name	Termination without Cause Not in Connection with a Change in Control ($)	Termination without Cause or Resignation for Good Reason in Connection with a Change in Control ($)
John McGrath
Cash (1)	4,000,000	5,600,000
Other Benefits (2)	15,288	15,288
Michael Ragen
Cash (1)	1,470,000	2,450,000
Other Benefits (2)	21,505	21,505
John Rooney
Cash (1)	1,600,000	5,200,000
Other Benefits (2)(3)	26,287	26,287
Tim Levenda
Cash (1)	1,360,000	2,160,000
Other Benefits (2)	21,051	21,051
Eric Wulf
Cash (1)	525,000	1,391,250
Other Benefits (2)	6,711	6,711

(1)	Under their employment agreements, in connection with a qualifying termination of employment, the NEOs would have received severance payments equivalent to 12 months’ base salary. Additionally, Mr. McGrath would receive his target annual incentive bonus and Messrs. Ragen and Levenda would receive their prorated target annual incentive bonus. If a qualifying termination occurs within 12 months following a Sale of Business (as defined in the employment agreements), the NEOs would have received severance payments equivalent to 24 months’ base salary. Severance is paid in equal installments over the applicable severance period. Additionally, Messrs. McGrath, Ragen, and Levenda would receive their target annual incentive bonus and Messrs. Rooney and Wulf would receive their prorated target annual incentive bonus. Finally, Mr. McGrath would be entitled to a reimbursement of his lease payments for the remainder of the lease term through June 2021 if he was terminated for any reason other than for cause following a Sale of Business. His entitlement to a reimbursement of the lease payments is not included in the table above.

(2)	In connection with a qualifying termination of employment, whether or not in connection with a Sale of Business, the NEOs would have continued to receive benefits under (or benefits comparable to) their respective health and welfare plans for 12 months; however, the employee may elect to receive a lump-sum cash payment equal to COBRA premiums in lieu of the health insurance coverage.

(3)	In addition to the amounts set forth in the table above, Mr. Rooney is entitled to an additional vacation payout benefit in the amount of $96,000 in the event of retirement.

See “—Separation Agreements” above for a description of the actual benefits to which Messrs. McGrath and Rooney are entitled under their respective agreements in connection with their termination of employment.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans as of December 31, 2020:

Plan	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by shareholders	339,083	—	8,740,312
Equity compensation plans not approved by shareholders	—	—	—
Total	339,083	—	8,740,312

Compensation Committee Interlocks and Insider Participation

None of our executive officers has served as a member of a compensation committee (or if no committee performs that function, the board of directors) of any other entity that has an executive officer serving as a member of our Board of Directors.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that it be included in this Proxy Statement.

The Compensation Committee

LeighAnne Baker, Chair

Allen Hugli

Jonathan Rich

Certain Relationships and Related Party Transactions

The following is a description of transactions since January 1, 2020 to which we have been, are or will be a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or beneficial owners of more than 5% of our voting securities, or affiliates or immediate family members of any of our directors, executive officers or beneficial owners of more than 5% of our voting securities, had or will have a direct or indirect material interest.

Supply, Warehousing and Freight Arrangements

Our indirect subsidiary Pactiv LLC and Reynolds Consumer Products Inc. (“RCPI”) have entered into supply arrangements to continue to purchase products from and sell products to each other, primarily aluminum foil, aluminum foil containers and tableware products. These agreements will expire on December 31, 2024. We were charged $116 million from RCPI and RCPI was charged $330 million from us under these arrangements during 2020.

Our indirect subsidiary, Pactiv LLC, and RCPI have also entered into a warehousing and freight services agreement pursuant to which Pactiv Evergreen will store certain of RCPI’s finished goods in its warehouses and to provide certain freight services. The term of the warehousing services under the agreement varies by location. The term of the freight services under the agreement expires on various dates, with a final termination date of December 31, 2024. We charged $20 million to RCPI under this agreement during 2020.

Rank Services Agreement

Our financing agreements permit the payment of management fees to related parties for management, consulting, monitoring and advising services. The management fees were paid pursuant to a services agreement with Rank. This services agreement with Rank was terminated in connection with our IPO, and we will no longer be charged a management fee by Rank. In connection with our IPO, we (i) paid a management fee of $22 million, in respect of the 2009 and 2010 financial years, (ii) paid a termination fee of $45 million for the termination of, and release from, the Rank services agreement, which included the management fee payable for the period January 1, 2020 to the date of termination of September 16, 2020 and (iii) were released of our obligation to pay the 2020 management fee.

Transfer of New Zealand Tax Losses

During the six months ended June 30, 2020, we recognized a receivable of $13 million in relation to the transfer of New Zealand tax losses to entities related to Mr. Hart. This amount represents the value of the transferred tax losses. In connection with the IPO, the $13 million receivable was forgiven, and we will no longer transfer tax losses to or from entities related to Mr. Hart.

Recharges for Other Costs

During the year ended December 31, 2020, we incurred expenses of $11 million, in relation to costs that were incurred primarily by RCPI, GPC and Rank on our behalf and subsequently recharged to us. Additionally, we incurred expenses of $3 million, in relation to costs that were incurred on behalf of RCPI and GPC which were subsequently recharged to them. These charges were for various costs including services provided, financing and other activities, and are charged pursuant to a separate services agreement with Rank. As part of becoming a public company, we are developing internal resources to perform the services previously recharged to us. In connection with the IPO, this agreement was terminated and the recharges were discontinued.

Transition Services Agreements with RCPI and Graham Packaging Company Inc.

We have entered into three Transition Services Agreements (“TSAs”), one TSA directly with RCPI, one TSA with RCPI through our indirect subsidiary, Pactiv LLC, and one TSA with Graham Packaging Company Inc. (“GPC”):

•	Under the TSA with RCPI, we will continue to provide certain administrative and support services to RCPI, including information technology service; accounting, treasury, financial reporting and transaction support; human resources; procurement; tax, internal audit, legal, regulatory and trade compliance related services; and other corporate services. These services will be consistent with administrative services provided by us to RCPI prior to the initial public offering of RCPI, and the charges are at forecasted cost or current cost-plus margin. In addition, RCPI will provide certain services to us, consistent with services provided by RCPI to us prior to the initial public offering of RCPI, which are also charged at current cost-plus margin. The term of this TSA runs to February 2022, although certain of the services terminate before that date. In 2020, we charged $14 million to RCPI, and we were charged $0.1 million by RCPI under this TSA.

•	Under the TSA through our indirect subsidiary, Pactiv LLC, for RCPI’s Red Bluff, California and Huntersville, North Carolina facilities acquired from Pactiv LLC in 2019, Pactiv LLC provides certain services to RCPI, including tooling and engineering support, financial services, procurement services, and environmental, health and safety services, charged at an agreed rate. The term of this TSA ran to November 2020. In 2020, we charged $1.6 million to RCPI under this TSA.

•	Under the TSA with GPC, we will continue to provide certain administrative services to GPC to be charged at forecasted cost or current cost-plus margin, including information technology services; accounting, treasury, financial reporting and transaction support services; human resources services; procurement services; tax, internal audit, legal, regulatory and trade compliance services; and other corporate services for up to 24 months from August 4, 2020. In addition, GPC will provide certain services to us, consistent with services provided by GPC to us prior to our IPO, which will be charged at agreed hourly rates or at current cost-plus margin. In 2020, we charged $2 million to GPC, and we had no charges from GPC under this TSA.

IT License Usage Agreement

On August 4, 2020, we entered into an IT License Usage Agreement with Rank and GPC pursuant to which we will continue to: (i) receive usage rights under certain IT-related license and contractual arrangements which are held by certain of our affiliates; and (ii) provide usage rights to certain of our affiliates under certain IT-related license and contractual arrangements held by us, each in consideration for pass-through costs for consumption or license maintenance based on each party’s proportionate use of these IT licenses or services. The IT License Usage Agreement will continue in relation to each license or contract until the earlier of: (i) expiration or termination of the relevant license agreement or contract; (ii) the date on which we cease to qualify for usage rights as an affiliate of the relevant license holder or contract counterparty, or the date our affiliates cease to qualify for such usage rights in respect of licenses or contracts held by us (as applicable); or (iii) the effective date that we or the relevant license holder terminates this arrangement by written notice no less than 6 months prior to the next anniversary of the commencement date of the relevant IT-related license or contractual arrangement (such termination to be effective on the next anniversary of the commencement date). In 2020, we received less than $0.1 million under this agreement.

Leases

RCPI leases its corporate headquarters in Lake Forest, Illinois from our indirect subsidiary, Pactiv LLC. RCPI occupies approximately 102,000 square feet at market rent with a term of ten years, which began on January 1, 2020, with two five-year renewal options. RCPI also leases at market rent approximately 26,000 square feet in our Canandaigua, New York facility from our indirect subsidiary, Pactiv LLC, for certain research and development activities. The Canandaigua lease began on January 1, 2020 and has a term of five years, provided that RCPI has the right to terminate the lease on six months’ notice. In 2020, we charged $1.8 million to RCPI pursuant to these leases.

Tax Sharing Agreement with GPC

We entered into a tax sharing agreement with GPC, effective January 1, 2020, that addressed the allocation of tax liability and certain other related matters. The GPC group was included in the consolidated U.S. federal tax return of which Pactiv Evergreen Group Holdings Inc. (“PEGHI”), an indirect subsidiary of PTVE, is the parent company (the “PEGHI Tax Group”) until the completion of GPC’s distribution from the Group. As a member of the PEGHI Tax Group and pursuant to the tax sharing agreement, the GPC group computed its provision for U.S. income taxes on a separate company basis using tax elections made by PEGHI. Pursuant to the tax sharing agreement and using tax elections made by PEGHI, GPC was required to make payments to, and entitled to receive payments from, PEGHI that generally approximated the amounts the GPC group would have paid to or received from the U.S. Internal Revenue Service had it not been a member of the PEGHI Tax Group but, instead, had been a separate taxpayer. The GPC group was also a part of the PEGHI Tax Group tax returns filed by PEGHI in certain U.S. state jurisdictions; as such, the terms of the tax sharing agreement also applied to state payments to, and refunds from, these jurisdictions. The tax sharing agreement was terminated in connection with the GPC distributions and replaced by the GPC Tax

Matters Agreement, described below. In 2020, we recognized a receivable of $12 million in relation to GPC’s estimated share of U.S. federal income taxes.

Tax Matters Agreements

Allocation of taxes

We entered into a Tax Matters Agreement with RCPI (“RCPI Tax Matters Agreement”) in connection with RCPI’s distribution from the Pactiv Evergreen Group. We also entered into a Tax Matters Agreement with GPC (“GPC Tax Matters Agreement,” together with the RCPI Tax Matters Agreement, the “Tax Matters Agreements”) in connection with the GPC distribution. These Tax Matters Agreements govern the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, payment of taxes due, the control of audits and other tax proceedings and other matters regarding taxes. None of the parties’ obligations under the Tax Matters Agreements are limited in amount or subject to any cap. In 2020 we charged less than $0.1 million to these parties.

Preservation of the tax-free status of the RCPI and the GPC distributions

Pursuant to the Tax Matters Agreements, each of RCPI and GPC have agreed to certain covenants that contain restrictions intended to preserve the tax-free status of the RCPI distribution and the GPC distribution, respectively. RCPI and GPC may take certain actions otherwise prohibited by these covenants if they obtain and provide to us a ruling from the IRS or an opinion from a tax advisor recognized as an expert in federal income tax and acceptable to us, in each case, to the effect that such action should not jeopardize the tax-free status of the RCPI distribution or the GPC distribution, as applicable, or if we consent to waive such requirements. Under the Tax Matters Agreements, RCPI or GPC, as applicable, are generally required to indemnify us against taxes incurred with respect to the RCPI distribution or the GPC distribution, respectively, that arise as a result of, among other things, (i) a breach of any representation made under a Tax Matters Agreement, including those provided in connection with an opinion of tax counsel, or (ii) RCPI or GPC, as applicable, taking or failing to take, as the case may be, certain actions, in each case, that result in the distributions failing to meet the requirements for tax-free treatment under the Internal Revenue Code. These indemnifications apply even if RCPI or GPC, as applicable, is permitted to take an action that would otherwise have been prohibited under the tax-related covenants because RCPI or GPC obtained an opinion, IRS ruling or our consent. No payments under the Tax Matters Agreements were made in 2020.

Transition Services Agreement with Rank

On September 21, 2020, we entered into a Transition Services Agreement with Rank pursuant to which Rank, upon our request, continues to provide certain administrative and support services to us, including financial reporting, consulting and compliance services, insurance and IT handover services, tax consulting services, treasury, human resources, administrative, relationship support and compensation management services, M&A transaction support services and legal and corporate secretarial support, and related services for up to 24 months, to be charged at an agreed hourly rate plus any third party costs. We also provide certain support services to Rank, including IT support, human resources, administrative support and office space to a small number of Rank’s North American employees, and legal support for a period of up to 24 months. These services are consistent with the services provided by us to Rank prior to our IPO and are charged at an agreed hourly rate plus any third-party costs. In addition, we provide, at Rank’s request, certain historical tax and financial information to enable Rank to prepare certain of its tax and financial reports as well as legal support services. No payments under the Transition Services Agreement were made in 2020.

Indemnification Agreement

We have entered into an agreement with our affiliate, Beverage Packaging Holdings I (“BPH I”), to indemnify BPH I for certain losses that BPH I may suffer in connection with a guarantee of a property lease that BPH I provided to a third-party landlord in connection with the divestment of a business by the Group. There were no charges under the Indemnification Agreement in 2020.

Investment Advisory Agreement

The Company entered into an Investment Advisory Agreement with the Company’s Pension Plan Investment Committee (“Investment Committee”) and our affiliate, BPH I, for BPH I to provide advisory services to the Investment Committee in accordance with the Company’s Investment Policy Statement with respect to the assets of certain pension plans. The fee for services will be based on the total employment cost of BPH I’s employees providing the advisory services, plus reasonable third-party expenses. The agreement will continue until terminated by any party on written notice. In 2020, $0.8 million was charged to us.

Policies and Procedures for Related Person Transactions

The Board has adopted a written policy with respect to related person transactions. This policy governs the review, approval or ratification of covered related person transactions. The Audit Committee of the Board oversees and manages this policy.

For purposes of this policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (or any of our subsidiaries) were, are or will be a participant, and the amount involved exceeds $120,000 and in which any related person had, has or will have, a direct or indirect interest. For purposes of determining whether a transaction is a related person transaction, the Audit Committee relies upon Item 404 of Regulation S-K promulgated under the Exchange Act. The policy is available at https://investors.pactivevergreen.com (but which is not hereby incorporated by reference).

Questions and Answers About the Proxy Materials and the 2021 Annual Meeting of Shareholders

What is the purpose of the Annual Meeting?

The purpose of this Annual Meeting is to vote on the following proposals:

1.	to elect the six nominees named in the accompanying Proxy Statement to the Board of Directors, each to serve a one-year term expiring at the earlier of the next Annual Meeting or until his or her successor is duly elected and qualified;

2.	to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;

3.	to approve a non-binding advisory resolution approving the compensation of the named executive officers;

4.	to select, on a non-binding and advisory basis, the frequency of future advisory shareholder votes on the compensation of named executive officers; and

5.	to transact any other business that may properly be brought before the Annual Meeting or any adjournments or postponements thereof.

Why am I receiving these materials?

This Proxy Statement and the accompanying Proxy Card are being furnished to you by the Board of Directors of Pactiv Evergreen Inc. to solicit your proxy to vote your shares at our Annual Meeting or at any adjournments or postponements thereof. The Annual Meeting will be held via an interactive webcast and will be called to order at 2:00 p.m. Central Daylight Time on Tuesday, June 15, 2021. To join the meeting webcast, go to www.virtualshareholdermeeting.com/PTVE2021. Online check-in will begin at 1:45 p.m. Central Daylight Time.

You will need the 16-digit control number on your Proxy Card to join the meeting. On or about April 29, 2021, we will commence mailing a notice to shareholders containing instructions on how to access the Proxy Statement, including the accompanying notice and form of proxy and the 2020 Annual Report, and information on how to vote. These materials are being made available to you on the internet at www.proxyvote.com, but we will promptly deliver printed versions of these materials to you by mail upon your request.

Who can vote at the Annual Meeting?

The outstanding voting securities of Pactiv Evergreen Inc. are shares of Common Stock, $0.001 par value per share. There were 177,157,710 shares of Common Stock outstanding as of April 23, 2021. Only shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting.

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record as of April 23, 2021, you may vote online during the virtual Annual Meeting. Alternatively, you may vote by proxy over the internet by using the accompanying Proxy Card. Whether or not you plan to attend online the virtual Annual Meeting, we encourage you to vote by proxy to ensure that your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting and vote. In such case, your previously submitted proxy will be disregarded.

•	To vote at the virtual Annual Meeting, you will need the 16-digit control number included on your Proxy Card or voting instruction form. The meeting webcast will begin promptly at 2:00 p.m. Central Daylight Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 1:45 p.m. Central Daylight Time, and you should allow ample time for the check-in procedures. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the phone number displayed on the Virtual Meeting website on the meeting date.

•	To vote by proxy by mail before the Annual Meeting, simply complete, sign and date the accompanying Proxy Card and return it promptly. If you request the printed version of the materials, an envelope will be provided for you to use in returning the completed Proxy Card by mail. If you return your signed Proxy Card to us before the Annual Meeting, we will vote your shares in accordance with the Proxy Card.

•	To vote by proxy over the internet before the Annual Meeting, follow the instructions as directed on the enclosed Proxy Card or on the Notice of Internet Availability.

•	To vote by proxy by telephone before the Annual Meeting, call the toll-free number found on the enclosed Proxy Card or on the Notice of Internet Availability.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account.

If you are a beneficial owner as described above, you should have received a Proxy Card and voting instructions with these proxy materials from the brokerage firm, bank, dealer or other similar organization that holds your shares, rather than from us. Simply complete and mail the Proxy Card to ensure that your vote is counted. To vote online at the virtual Annual Meeting, you must obtain a valid proxy from your broker, bank, dealer or other agent and follow the accompanying instructions included with these proxy materials.

We provide internet proxy voting to allow you to vote your shares online before the Annual Meeting, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How do I vote?

•	For Proposal No. 1, you may either vote “For” all of the nominees to the Board or you may “Withhold” your vote for any nominee you specify.

•	For Proposal No. 2, you may either vote “For” or “Against” or abstain from voting.

•	For Proposal No. 3, you may either vote “For” or “Against” or abstain from voting.

•	For Proposal No. 4, you may either vote “1 Year,” “2 Years,” “3 Years” or abstain from voting.

Please note that by casting your vote by proxy you are authorizing the individuals listed on the Proxy Card to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Annual Meeting or any adjournments or postponements thereof.

How are votes counted?

Votes will be counted by the Inspector of Election appointed for the Annual Meeting who will separately count:

•	For Proposal No. 1, votes “For,” “Withheld” and broker non-votes.

•	For Proposal No. 2, votes “For” and “Against,” abstentions and broker non-votes. Abstentions and broker non-votes shall not be counted as votes cast.

•	For Proposal No. 3, votes “For” and “Against” and abstentions. Abstentions shall not be counted as votes cast.

•	For Proposal No. 4, votes for “1 Year,” “2 Years,” “3 Years” and abstentions. Abstentions shall not be counted as votes cast.

What are “broker non-votes”?

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. See below for more information regarding: “—Which ballot measures are considered “routine” or “non-routine”?”

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank, custodian, nominee or other record holder of common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Which ballot measures are considered “routine” or “non-routine?

Proposal No. 1, 3 and 4 are considered “non-routine” under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals No. 1, 3 and 4.

Proposal No. 2, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021, is considered “routine” under applicable rules. A broker or other nominee may generally vote on routine matters without instruction, and therefore no broker non-votes are expected for Proposal No. 2.

How many votes are needed to approve the proposal?

With respect to Proposal No. 1, directors are elected by a plurality of the votes cast. This means that the individuals nominated for election to the Board who receive the most “FOR” votes (among votes properly cast at the Annual Meeting or by proxy) will be elected. Abstentions and broker non-votes will not affect the outcome of the election of directors.

With respect to Proposal No. 2, the affirmative vote of the majority of votes cast is required for approval. Abstentions and broker non-votes will not be treated as votes cast.

With respect to Proposals No. 3 and 4, the affirmative vote of the majority of votes cast is required for approval. Abstentions will not be treated as votes cast.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

What if I return a Proxy Card but do not make specific choices?

If we receive a signed and dated Proxy Card and the Proxy Card does not specify how your shares are to be voted, your shares will be voted “For” the election of each of the nominees for director, “For” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, “For” the approval of a non-binding advisory resolution approving the compensation of the named executive officers and “1 Year” for the frequency of future non-binding advisory shareholder votes on the compensation of named executive officers. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your Proxy Card) will vote your shares in his or her discretion.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the Proxy Cards or follow the instructions for any alternative voting procedure on each of the Proxy Cards.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date.

•	You may send a written notice that you are revoking your proxy to our Investor Relations Department, at Pactiv Evergreen Inc., 1900 West Field Court, Lake Forest, Illinois 60045, Attention: Dhaval Patel, Senior Vice President, Investor Relations & Strategy.

•	You may attend the virtual Annual Meeting through online presence and vote online. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

When are shareholder proposals due for next year’s Annual Meeting?

If you wish to submit a shareholder proposal pursuant to Rule 14a-8 of the Exchange Act, to be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 30, 2021 to Pactiv Evergreen Inc., 1900 West Field Court, Lake Forest, Illinois 60045, Attention: Corporate Secretary or email at corpsec@pactivevergreen.com. Pursuant to our bylaws, in order for a shareholder to present a proposal at the Annual Meeting, other than 14a-8 proposals to be included in the proxy statement as described above, or to nominate a director, you must give timely notice thereof in writing to the Corporate Secretary at Pactiv Evergreen Inc., 1900 West Field Court, Lake Forest, Illinois 60045, which must be received between December 17, 2021 and February 15, 2022; provided that if the date of the 2022 annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then, to be timely, such notice must be received by the Company no earlier than 120 days prior to such annual meeting and no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was first made by the Company. You are also advised to review our bylaws, which contain additional requirements about advance notice of shareholder proposals and director nominations.

The foregoing is subject to our Stockholders Agreement with the Hart Stockholders. The Hart Stockholders have the right to nominate all of our directors so long as the Hart Entities (as defined in the Stockholders Agreement) beneficially own at least 50% of the outstanding shares of our common stock; a majority of our directors so long as they own at least 40% of our stock; and at least one director so long as they own at least 10% of our stock.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present online at the virtual Annual Meeting represented by proxy. Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chair of the Annual Meeting or a majority in voting power of the shareholders entitled to vote at the Annual Meeting, present online or represented by proxy, may adjourn the Annual Meeting to another time or place.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Who can help answer my questions?

If you have questions about the Proposals or if you need additional copies of the proxy materials, you should contact our Investor Relations Department by mail at Pactiv Evergreen Inc., 1900 West Field Court, Lake Forest, Illinois 60045, Attention: Dhaval Patel, Senior Vice President, Investor Relations & Strategy, or electronically by email at corpsec@pactivevergreen.com.

To obtain timely delivery, our shareholders must request the proxy materials on or before June 1, 2021 to facilitate timely delivery.

Who will solicit and pay the cost of soliciting proxies?

Pactiv Evergreen will pay the cost of soliciting proxies for the Annual Meeting. Pactiv Evergreen will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of ordinary shares and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, mail, on the Internet or at the Annual Meeting. They will not be paid any additional amounts for soliciting proxies.

Attending the 2021 Annual Meeting

In light of ongoing developments related to coronavirus (COVID-19) and after careful consideration, the Board has determined to hold a virtual Annual Meeting in order to protect the health and safety of our shareholders, management, directors and our community.

How do I attend the Annual Meeting?

You may attend the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/PTVE2021. Shareholders will need the 16-digit control number provided on their Proxy Card, voting instruction form or notice. We suggest you log in at least 15 minutes before the start of the meeting.

Can I ask questions at the Annual Meeting?

Shareholders as of our record date will have an opportunity to submit questions live via the Internet during the meeting.

How to Participate in the Annual Meeting

Online:

1. Visit www.virtualshareholdermeeting.com/PTVE2021; and

2. Enter the 16-digit control number included on your Notice Regarding the Availability of Proxy Materials (“Notice”), on your Proxy Card (if you received a printed copy of the proxy materials), or on the instructions that accompanied your proxy materials.

You may begin to log into the meeting platform beginning at 1:45 p.m. Central Daylight Time on June 15, 2021. The meeting will begin promptly at 2:00 p.m. Central Daylight Time

Without Internet access:

Call (877) 328-2502 (toll free) or (412) 317-5419 (international) to listen to the meeting proceedings. You will not be able to vote your shares or submit questions during the meeting.

Certain Matters Relating to the Proxy Materials and Annual Report

Electronic Access of Proxy Materials and Annual Report

Our Proxy Statement, including the accompanying notice and form of proxy, and 2020 Annual Report are available at www.proxyvote.com. A free paper copy of any of these documents may be requested by contacting the Corporate Secretary in writing at Pactiv Evergreen Inc., 1900 West Field Court, Lake Forest, Illinois 60045.

“Householding” of Proxy Materials and Annual Reports for Record Owners

The SEC rules permit us, with your permission, to deliver a single proxy statement and annual report to any household at which two or more shareholders of record reside at the same address. Each shareholder will continue to receive a separate Proxy Card. This procedure, known as “householding,” reduces the volume of duplicate information you receive and reduces our expenses. Shareholders of record voting by mail can choose this option by marking the appropriate box on the Proxy Card included with this Proxy Statement. Shareholders of record voting via telephone or over the internet can choose this option by following the instructions provided by telephone or over the internet, as applicable. Once given, a shareholder’s consent will remain in effect until he or she revokes it by notifying our Corporate Secretary as described above. If you revoke your consent, we will begin sending you individual copies of future mailings of these documents within 30 days after we receive your revocation notice. Shareholders of record who elect to participate in householding may also request a separate copy of future proxy statements and annual reports by writing to the Corporate Secretary at Pactiv Evergreen Inc., 1900 West Field Court, Lake Forest, Illinois 60045 or by phone on 1-847-482-2113.

Separate Copies for Beneficial Owners

Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any such beneficial owner can request a separate copy of this Proxy Statement or the 2020 Annual Report by contacting our Corporate Secretary as described below. Beneficial owners with the same address who receive more than one Proxy Statement and 2020 Annual Report may request delivery of a single Proxy Statement and 2020 Annual Report by contacting the Corporate Secretary in writing at Pactiv Evergreen Inc., 1900 West Field Court, Lake Forest, Illinois 60045.

Other Matters

The Board is not aware of any other matters to be presented for action at the Annual Meeting other than as set forth in this Proxy Statement. However, if other matters properly come before the Annual Meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

By Order of the Board of Directors

Steven R. Karl
Corporate Secretary

Pactiv Evergreen Inc.

Lake Forest, Illinois
April 29, 2021

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D52694-P56566

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PACTIV EVERGREEN INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Company Proposal - Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Jonathan Rich
02) LeighAnne Baker
03) Allen Hugli
04) Michael King
05) Rolf Stangl
06) Felicia Thornton

The Board of Directors recommends you vote FOR Proposals 2 and 3:

	For	Against	Abstain
2. Company Proposal – Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year ending December 31, 2021.	☐	☐	☐
3. Company Proposal – Approve a non-binding advisory resolution approving the compensation of named executive officers.	☐	☐	☐

The Board of Directors recommends you vote "1 Year" for Proposal 4:

NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

You may attend the meeting and vote during the meeting when the polls are open via the Internet. We recommend, however, that you vote before the meeting even if you plan to participate in the meeting. When voting, have the information that is printed in the box marked by the arrow and follow instructions.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

[PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date